                                  EXHIBIT 10.16


--------------------------------------------------------------------------------
                          LOAN AND SECURITY AGREEMENT


                                 BY AND BETWEEN


                                DEP CORPORATION


                                      AND


                          FOOTHILL CAPITAL CORPORATION


                           DATED AS OF MARCH 31, 1998


--------------------------------------------------------------------------------

                           LOAN AND SECURITY AGREEMENT


        THIS LOAN AND SECURITY AGREEMENT (THIS "AGREEMENT"), is entered into as of March 31, 1998, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333 and DEP CORPORATION, a Delaware corporation ("Borrower"), with its chief executive office located at 2101 East Via Arado, Rancho Dominguez, California 90220.

        The parties agree as follows:

        1. DEFINITIONS AND CONSTRUCTION.

               1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

                      "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

                      "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Obligor arising out of the sale or lease of goods or the rendition of services by Obligor, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                      "Adjusted Eurodollar Rate" means, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next 1/16%) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to (i) 100% minus (ii) the Reserve Percentage. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

                      "Advances" has the meaning set forth in Section 2.1(a).

                      "Affiliate" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, is under common control with, or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 5% or more of the Stock having ordinary voting power for the election of directors (or comparable managers) or the direct or indirect power to direct the management and policies of a Person.

                      "Agreement" has the meaning set forth in the preamble hereto.

                      "Applicable Percentage" means: (a) with respect to Eligible Finished Goods, 60%; (b) with respect to Eligible Multi-Pak Inventory, 55%; (c) with respect to Eligible Raw Materials, 20% during the first month following the Closing Date, reducing by 1% to 19% during the second month after the Closing Date, and reducing by an additional 1% in each month thereafter until the end of the 20th month following the Closing Date, and 0% thereafter.

                      "Approved Customer" means CVS, Kmart, Rite Aid, Target, and Walgreen and any other Account Debtor which has been approved in writing by Foothill which approval shall not be unreasonably conditioned, withheld or delayed.

                      "Approved Participant" means any Person to which Foothill has sold a participation interest in its rights under the Loan Documents with the written consent of Borrower; provided, however, that any such consent shall not be unreasonably conditioned, withheld, or delayed by Borrower.

                      "Authorized Person" means any officer or other employee of Borrower.

                      "Availability" means, as of any date of determination, the aggregate amount of Advances Borrower would be entitled to borrow on such date under the terms of this Agreement (including Section 2.1) after taking into account the amount of all Non-Contingent Obligations minus the amount of all Capital Expenditure Loans, if any.

                      "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C.Section 101 et seq.), as amended, and any successor statute.

                      "Borrower" has the meaning set forth in the preamble to this Agreement.

                      "Borrower Collateral" means all right, title, and interest of Borrower in or to each of the following:

                      (a) the Accounts,

                      (b) Borrower's Books,

                      (c) the Equipment,

                      (d) the General Intangibles,

                      (e) the Inventory,

                      (f) the Negotiable Collateral,

                      (g) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Foothill, and

                      (h) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Borrower Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, real property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

                      "Borrower's Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Borrower Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

                      "Borrowing Base" has the meaning set forth in Section 2.1(a). For purposes of this definition, any amount that is denominated in a currency other than Dollars shall be valued in Dollars based on the applicable Exchange Rate for such currency as of the date one Business Day prior to the date of determination.

                      "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks located in Los Angeles, California or Pittsburgh, Pennsylvania are authorized or required to close.

                      "Canadian Collateral" means the personal property collateral in which liens and security interests held by Foothill have been granted pursuant to the Loan Documents to which Canadian Guarantor is party.

                      "Canadian Currency Reserves" means reserves, determined monthly by Foothill but without duplication, equal to 5% of the average estimated amount (if any) of all Eligible Accounts payable in Canadian Dollars included in the Borrowing Base for such month.

                      "Canadian Dollars" means the currency of Canada, denominated in Canadian dollars.

                      "Canadian Guarantor" means DEP Canada, Limited, a corporation incorporated under the laws of Canada.

                      "Canadian Lockbox Account" means any deposit account in Canada into which Collections of Canadian Guarantor are deposited or that is established pursuant to the terms of any Canadian Lockbox Agreement.

                      "Canadian Lockbox Agreement" means any Lockbox Agreement that relates to the collection of Accounts in Canada.

                      "Canadian Maritime Provinces" means Prince Edward Island, New Brunswick, Nova Scotia, and Newfoundland.

                      "Canadian Security Agreement" means that certain General Security Agreement, dated as of even date herewith, by Canadian Guarantor in favor of Foothill, in the form of Exhibit C-1.

                      "Capital Expenditures" means, for any period, all expenditures during such period by Borrower and its Subsidiaries for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have a useful life of more than one year.

                      "Capital Expenditure Line Commitment" has the meaning set forth in Section 2.4.

                      "Capital Expenditure Loan" has the meaning set forth in
Section 2.4.

                      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

                      "Change of Control" means any of the following: (i) any Person or two or more Persons acting in concert shall have acquired (by an acquisition approved by the board of directors of Borrower) beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities and Exchange Act of 1934), directly or indirectly, of common stock of Borrower (or other securities convertible into such common stock) representing 26% or more of the combined voting power of all common stock of Borrower; (ii) at any time, Robert Berglass and his Affiliates shall collectively own beneficially (including having the right to vote) less than 26% of the combined voting power of all common stock of Borrower; or (iii) at any time, the majority of the board of directors of Borrower is not comprised of "Continuing Directors," which term shall mean those individuals who on the Closing Date were directors of Borrower and those individuals subsequently elected or appointed whose election or appointment was recommended or approved by a majority of the Continuing Directors.

                      "Closing Date" means the date of the first to occur of the making of the initial Advance, the issuance of the initial Letter of Credit, or the making of the initial Capital Expenditure Loan.

                      "Code" means the California Uniform Commercial Code.

                      "Collateral" means the Borrower Collateral and the Canadian Collateral.

                      "Collateral Access Agreement" means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person (other than any Obligor) in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Foothill.

                      "Collections" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

                      "Compliance Certificate" means a certificate substantially in the form of Exhibit C-3 and delivered by the chief accounting officer of Borrower to Foothill.

                      "Confidential Information" means information that Borrower expressly furnishes to Foothill on a confidential basis, but does not include any such information that is or becomes generally available to the public (other than information that is or becomes available to the public as a result of disclosure by Foothill in violation of Section 15.10) or that is or becomes available to Foothill from a source other than Borrower or any agent of Borrower.

                      "Consolidated Current Assets" means, as of any date of determination, the aggregate amount of all current assets of Borrower and its Subsidiaries that would, in accordance with GAAP, be classified on a balance sheet as current assets.

                      "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of all current liabilities of Borrower and its Subsidiaries that would, in accordance with GAAP, be classified on a balance sheet as current liabilities; provided, however, that for the purposes of this definition, all amounts of Funded Debt required to be paid or prepaid within one year after any date of determination shall be deemed to be excluded from such Person's current liabilities without regard to whether they would be deemed to be so under GAAP.

                      "Consolidated EBITDA" means, for any applicable period, the aggregate amount of net income (or net loss) of Borrower and its Subsidiaries plus the sum of (a) interest expense, (b) income tax expense (or credit), (c) depreciation expense, and (e) amortization expense, in each case as determined in accordance with GAAP for such period.

                      "Consolidated Net Worth" means, as of any date of determination, all amounts which would in accordance with GAAP be included in stockholder's equity in a consolidated balance sheet of Borrower and its Subsidiaries as of such date, minus (to the extent not otherwise deductible in accordance with GAAP) the carrying value of (a) treasury stock and capital stock, intercompany obligation or other securities of, or capital contributions to or investments in, any Subsidiary, and (b) any write-up in the book value of an asset resulting from any revaluation thereof after July 31, 1996.

                      "Consolidated Total Liabilities" means, as of any date of determination, the aggregate amount of all liabilities of Borrower and its Subsidiaries that would, in accordance with GAAP, be classified on a balance sheet as liabilities.

                      "Copyright Security Agreement" means a Copyright Security Agreement in the form of Exhibit C-4, executed and delivered by Borrower to Foothill.

                      "deems itself insecure" means that the Person deems itself insecure in accordance with the provisions of Section 1208 of the Code.

                      "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

                      "Designated Account" means account number 1006799911 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designated, in writing and from time to time, by Borrower to Foothill.

                      "Designated Account Bank" means PNC Bank, N.A., whose office is located at 620 Liberty Avenue, Pittsburgh, Pennsylvania 15265, and whose ABA number is 043-000-096, or such other financial institution (located within the United States) that has been designated, in writing and from time to time, by Borrower to Foothill.

                      "Dilution" means, in each case based upon the experience of the immediately prior 3 months, the result of dividing the Dollar amount of
(a) bad debt write-downs; customer deductions for discounts, cooperative advertising, returns, promotions, or credits; or other dilution with respect to the Accounts, by (b) Obligors' Collections (excluding extraordinary items) plus the Dollar amount of clause (a).

                      "Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce Foothill's advance rate against Eligible Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of 4%.

                      "Disbursement Letter" means an instructional letter executed and delivered by Borrower to Foothill regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Foothill.

                      "Dollars or $" means United States dollars.

                      "Early Termination Premium" has the meaning set forth in
Section 3.6.

                      "Eligible Accounts" means those Accounts created by either Obligor in the ordinary course of business, that arise out of either Obligor's sale of goods or rendition of services, that strictly comply with each and all of the representations and warranties respecting Accounts made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. Eligible Accounts shall not include the following:

                      (a) Accounts with selling terms of more than 60 days,

                      (b) Accounts not excluded by clause (a) that the Account Debtor has failed to pay within 60 days of the due date of such Account as reflected on the relevant invoice;

                      (c) Accounts owed by an Account Debtor or its Affiliates where 50% or more of all Accounts owed by that Account Debtor (and its Affiliates) are deemed ineligible under clause (b) above;

                      (d) Accounts with respect to which the Account Debtor is an employee, Affiliate, or agent of either Obligor;

                      (e) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

                      (f) Accounts that are not payable in Dollars or Canadian Dollars, or with respect to which the Account Debtor: (i) does not maintain its chief executive office in the United States or Canada (but exclusive of the Canadian Maritime Provinces), or (ii) is not organized under (1) the laws of the United States or any State thereof or (2) Canada or any provinces thereof (but exclusive of the Canadian Maritime Provinces), or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Foothill (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Foothill and is directly drawable by Foothill, or (z) the Account is covered by credit insurance in form and amount, and by an insurer, reasonably satisfactory to Foothill;

                      (g) Accounts, in excess of $250,000 in the aggregate, with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Obligor has complied, to the satisfaction of Foothill, with the Assignment of Claims Act, 31 U.S.C. Section
3727), or (ii) any State of the United States (exclusive, however, of Accounts owed by any State that does not have a statutory counterpart to the Assignment of Claims Act);

                      (h) Accounts with respect to which the Account Debtor is a creditor of Obligor, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to such Account (but only to the extent of any such setoff, disputed liability, or claim);

                      (i) Accounts with respect to (i) Walmart/Sam's Club that exceed 35% of all Eligible Accounts, (ii) any Approved Customer in each case that exceeds 20% of all Eligible Accounts, (iii) the aggregate of all Accounts with respect to the Account Debtors set forth in clauses (i) and (ii) that exceed 65% of all Eligible Accounts, and (iv) any other Account Debtor whose total obligations owing to Obligors exceed 10% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

                      (j) Accounts with respect to which the Account Debtor is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

                      (k) Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

                      (l) Accounts with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor, the services giving rise to such Account have not been performed and accepted by the Account Debtor, or the Account otherwise does not represent a final sale;

                      (m) Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, Indiana, or West Virginia (or any other state that requires a creditor to file a Business Activity Report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless the applicable Obligor has qualified to do business in New Jersey, Minnesota, Indiana, West Virginia, or such other states, or has filed a Notice of Business Activities Report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement; and

                      (n) Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by the applicable Obligor of the subject contract for goods or services.

                      "Eligible Finished Goods" means Eligible Inventory of the type referred to in clause (a) of the definition of Eligible Inventory.

                      "Eligible Inventory" means Inventory consisting of: (a) first quality Finished Goods held for sale in the ordinary course of Borrower's business; (b) Multi-Pak Components held for the production of Finished Goods; and (c) Raw Materials for such Finished Goods; in each case that are located at or in-transit between Borrower's premises identified on Schedule E-1 as amended from time to time in accordance with the provisions hereof to add additional premises located in the United States or Canada (but exclusive of (i) the Canadian Maritime Provinces and (ii) the province of Quebec unless the applicable Obligor has entered into a Hypothec with respect to all such Obligor's Collateral located in Quebec), that strictly comply with each and all of the representations and warranties respecting Inventory made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrower's current and historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

                      (a) it is not owned solely by Borrower or Borrower does not have good, valid, and marketable title thereto;

                      (b) it is not located at or in-transit between one or more of the locations set forth on Schedule E-1;

                      (c) it is not located on property owned or leased by Borrower or in a contract warehouse, in each case, subject to a Collateral Access Agreement executed by the mortgagee, lessor, the warehouseman, or other third party, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

                      (d) it is not subject to a valid and perfected first priority security interest in favor of Foothill;

                      (e) it consists of goods returned or rejected by Borrower's customers or goods in transit; and

                      (f) it is obsolete or slow moving, a restrictive or custom item, work-in-process, or constitutes spare parts, supplies used or consumed in Borrower's business, Inventory subject to a Lien in favor of any third Person, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment.

                      "Eligible Multi-Pak Inventory" means Eligible Inventory of the type referred to in clause (b) of the definition of Eligible Inventory; provided, however, that Eligible Multi-Pak Inventory shall not include any Inventory that has been packaged in sample-size packages not intended for retail sale, or any packaging related thereto.

                      "Eligible Raw Materials" means Eligible Inventory of the type referred to in clause (c) of the definition of Eligible Inventory.

                      "Enhanced Availability" means, as of any date of determination, the aggregate amount of Availability plus the amount of unrestricted cash and cash equivalents of Borrower.

                      "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit including, without limitation, (a) any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

                      "Environmental Law" means any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act.

                      "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

                      "Equipment" means all of Obligor's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any assets acquired by Obligor with the proceeds of a Capital Expenditure Loan, (b) any interest of Obligor in any of the foregoing, and (c) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

                      "ERISA" means (a) the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder and (b) comparable provisions of Canadian law relative to the establishment and regulation of pension and other employee benefit plans.

                      "ERISA Affiliate" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of Section 414 of the Internal Revenue Code.

                      "ERISA Event" with respect to any Person means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by such Person or any of its ERISA Affiliates to make a payment to a Plan required under Section 302(f)(1) of ERISA; (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to
Section 307 of ERISA; (g) the institution by the PBGC of proceedings to terminate any Plan of such Person or any of its ERISA Affiliates, pursuant to
Section 4042 of ERISA, or the occurrence of any event or condition described in
Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan; or (h) any comparable event under Canadian law.

                      "Eurodollar Rate" means, with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum at which United States dollar deposits are offered to Foothill (or its Affiliates) by major banks in the London interbank market (or other Eurodollar Rate market selected by Foothill (or its Affiliates) if Foothill (or its Affiliates) reasonably determines that the London interbank market has ceased to be a suitable interbank market for the designation of offshore United States dollar deposit interest rates) on or about 2:00 p.m. (New York time) 2 Business Days prior to the commencement of such Interest Period in amounts comparable to the amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

                      "Eurodollar Rate Loans" means any Advance or Capital Expenditure Loan (or any portion thereof) made or outstanding hereunder during any period when interest on such Advance or Capital Expenditure Loan (or portion thereof) is payable based on the Adjusted Eurodollar Rate.

                      "Event of Default" has the meaning set forth in Section 8.

                      "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

                      "Exchange Rate" means and refers to the nominal rate of exchange available to Foothill in a chosen foreign exchange market for the purchase of non-Dollar currency by Foothill at 12:00 noon, local time, one Business Day prior to any date of determination, expressed as the number of units of such currency per one (1) Dollar.

                      "FEIN" means Federal Employer Identification Number.

                      "Finished Goods" means Inventory that has been manufactured or assembled and packaged in its final form for distribution and sale; provided, however, that Finished Goods shall not include any Multi-Pak Components.

                      "Foothill" has the meaning set forth in the preamble to this Agreement.

                      "Foothill Account" has the meaning set forth in Section
2.7.

                      "Foothill Expenses" means all: costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Foothill; reasonable out-of-pocket fees or charges paid or incurred by Foothill in connection with Foothill's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals); costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; reasonable out-of-pocket costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; reasonable costs and expenses paid or incurred by Foothill in examining Borrower's Books, subject to the limitations in this Agreement; reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Foothill's relationship with Borrower or any guarantor; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including reasonable local counsel fees, and reasonable attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

                      "Foothill Primary Collateral" means that portion of the Collateral in which the Lien of Foothill has priority over the Lien of the Term Lender Group pursuant to the provisions of the Intercreditor Agreement.

                      "Foreign Account" means any deposit account of Borrower or any foreign subsidiary of Borrower (except for Canadian Guarantor), located in any foreign country (except Canada) into which Collections of such foreign subsidiary, or foreign Collections of Borrower, are deposited.

                      "Funded Debt" means any Indebtedness of Borrower or its Subsidiaries that by its terms matures more than one year after the date of creation or determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of determination and including all Indebtedness to the Term Lender Group under the Term Loan Agreement and all Indebtedness to Foothill under the Terms of this Agreement.

                      "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

                      "General Intangibles" means all of Obligor's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

                      "Governing Documents" means the certificate or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

                      "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                      "Guaranty" means that certain General Continuing Guaranty, dated as of even date herewith, executed and delivered by Canadian Guarantor in the form of Exhibit G-1.

                      "Hazardous Materials" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any Environmental Law and (c) any other substance exposure to which is regulated under any Environmental Law.

                      "Hypothec" means a hypothec governed by Quebec law, in form and substance reasonably satisfactory to Foothill.

                      "Indebtedness" means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person; provided, however, Indebtedness shall not include any Accounts owed by any Subsidiary of Borrower to Borrower or by Borrower to any Subsidiary of Borrower to the extent and only to the extent that any such Accounts do not constitute obligations for loans or borrowed money.

                      "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                      "Intercreditor Agreement" means an Intercreditor Agreement between Foothill and the Term Lender Group in the form attached hereto as
Exhibit I-1.

                      "Interest Period" means, for any Eurodollar Rate Loan, the period commencing on the Business Day such Eurodollar Rate Loan is disbursed or continued, or on the Business Day on which a Reference Rate Loan is converted to such Eurodollar Rate Loan, and ending on the date 1, 2, or 3 months thereafter, as selected by Borrower and notified to Foothill pursuant to Section 2.1(c), and as further provided in Section 2.12(a)&(b).

                      "International Account" means account number 014-179-720 of Borrower maintained with City National Bank, or such other deposit account of Borrower (located within the United States) that has been designated, in writing and from time to time, by Borrower to Foothill as its International Account.

                      "Inventory" means all present and future inventory in which Obligor has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Obligor's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

                      "Inventory Reserves" means reserves (determined from time to time by Foothill in its reasonable discretion but without duplication) for:
(a) the estimated costs relating to warehousing or storage charges, and other similar unpaid costs associated with the storage of Eligible Inventory by Borrower; provided, however, that to the extent any applicable rights to assert any Liens with respect to any such costs have been waived under the terms of a Collateral Access Agreement by the each Person otherwise entitled to assert such liens, and Foothill is not required to pay or indemnify such Person for such costs under the terms of any such Collateral Access Agreement, such costs shall not be included in the Inventory Reserves; plus (b) the estimated reclamation claims of unpaid sellers of Eligible Inventory sold to Borrower.

                      "Investment" in any Person means any (a) loans, advances, capital contributions, or transfers of property to a Person, (b) the acquisition of the capital stock, warrants, rights, options, or obligations other securities (either debt or equity) of, or other interests in, a Person, (c) loans, advances, capital contributions, or transfers of property to a Person, or (d) the acquisition of all or substantially all of the properties or assets of a Person, but excluding (i) loans or advances of account of trade credit given in the ordinary course of Borrower's business and (ii) lease payments or other expenditures incurred in the ordinary course of Borrower's business or expenditures which would be considered ordinary course expenditures by the standards or trade customs of the industry in which Borrower operates.

                      "Investment Property" means "investment property" as that term is defined in Section 9115 of the Code.

                      "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                      "L/C" has the meaning set forth in Section 2.2(a).

                      "L/C Guaranty" has the meaning set forth in Section
2.2(a).

                      "Letter of Credit" means an L/C or an L/C Guaranty, as the context requires.

                      "Letter of Credit Usage" means the sum of (a) the undrawn amount of outstanding Letters of Credit plus (b) the amount of unreimbursed drawings under Letters of Credit.

                      "License Agreement" means a License Agreement in the form of Exhibit L-1, executed and delivered by Borrower to Foothill.

                      "Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

                      "Loan Account" has the meaning set forth in Section 2.10.

                      "Loan Documents" means this Agreement, the Disbursement Letter, the Letters of Credit, the Lockbox Agreements, the Stock Pledge Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the License Agreement, the Guaranty, the Canadian Security Agreement, the Intercreditor Agreement, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

                      "Lockbox Account" shall mean a depositary account established pursuant to one of the Lockbox Agreements.

                      "Lockbox Agreements" means those certain Lockbox Operating Procedural Agreements and those certain Depository Account Agreements, in form and substance satisfactory to Foothill, each of which is among Borrower, Foothill, and one of the Lockbox Banks.

                      "Lockbox Banks" means PNC Bank, N.A.

                      "Lockboxes" has the meaning set forth in Section 2.7.

                      "Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Obligor taken as a whole;
(b) the material impairment of the ability of Obligor taken as a whole to perform its obligations under the Loan Documents to which it is a party or of Foothill to enforce the Obligations or realize upon the Collateral; (c) a material adverse effect on the value of the Collateral, or the amount that Foothill would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral; or (d) a material impairment of the priority of Foothill's Liens with respect to the Collateral.

                      "Maximum Amount" means, as of any date of determination, the sum of (a) the Maximum Revolving Amount, and (b) the Capital Expenditure Line Commitment.

                      "Maximum Revolving Amount" means $13,000,000.

                      "Multiemployer Plan" of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                      "Multi-Pak Components" means first quality finished products which have been bottled and labeled in multi-pak (bulk) packaging but which require further assembly and packaging to produce Finished Goods.

                      "Multiple Employer Plan" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

                      "Negotiable Collateral" means all of a Person's present and future letters of credit, notes, drafts, instruments, Investment Property, documents, personal property leases (wherein such Person is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

                      "Net Cash Proceeds" means, with respect to any sale, lease, transfer, or other disposition of any asset, or the sale or issuance of any Indebtedness or capital stock, any securities convertible into or exchangeable for capital stock, or any warrants, rights, or options to acquire capital stock by any Person, the aggregate amount of cash received from time to time by or on behalf of such Person in connection with such transaction after deducting therefrom only; (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees an other similar fees and commissions; (b) the amount of taxes payable in connection with or as a result of such transactions; (c) all other reasonable out-of-pocket expenses incurred in connection with or as a result of such transaction; and (d) the amount of Indebtedness (excluding any intercompany Indebtedness) that is secured by a Lien on such asset which, by the terms of such transaction, is required to be repaid upon such disposition or that would, if secured by a Lien, create with such a Lien a "purchase money security interest" within the meaning of Section 9107 of the Code, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate and are properly attributable to such transactions or to the asset that is the subject thereof.

                      "Non-Contingent Obligations" means all Obligations other than any contingent Obligations not included in Letter of Credit Usage; provided, however, that Foothill Expenses, accrued interest or fees, and other similar Obligations that may be charged to Borrower's Loan Account, but that have not yet been charged to Borrower's Loan Account, shall not be included in Non-Contingent Obligations until such amounts have been charged to Borrower's Loan Account or written demand for payment thereof has been made on Borrower.

                      "Obligations" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description pursuant to or evidenced by the Loan Documents (and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising under and pursuant to the Loan Documents, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise with respect to the Loan Documents.

                      "Obligor" means Borrower and Canadian Guarantor or any one of them as the context requires.

                      "Overadvance" has the meaning set forth in Section 2.5.

                      "Participant" means any Person to which Foothill has sold a participation interest in its rights under the Loan Documents.

                      "PBGC" means (a) the Pension Benefit Guaranty Corporation or any successor and (b) any entity created under the laws of Canada or any of the provinces or territories thereof having comparable rights and responsibilities.

                      "Permitted Liens" means:

                      (a) Liens held by Foothill;

                      (b) Liens for taxes, assessments and governmental charges or levies which are not yet due and payable or which may be paid after the due date without penalty or risk of forfeiture of any property, or which are the subject of Permitted Protests;

                      (c) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 60 days or which are the subject of Permitted Protests;

                      (d) Liens of or resulting from any judgment or award that reasonably could not be expected to result in a Material Adverse Change or with respect to which Borrower has obtained a stay of execution pending appeal, provided, however, that Borrower shall have posted a bond which satisfies the legal requirements applicable to such appeal, and provided, further, that Borrower shall have set aside adequate reserves in accordance with GAAP with respect to such contested judgment or award;

                      (e) Liens arising in connection with pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations;

                      (f) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower or its Subsidiaries;

                      (g) Liens set forth on Schedule P-1;

                      (h) purchase money Liens upon or in property acquired or held by Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided, further, that the aggregate principal amount of Indebtedness of Borrower and its Subsidiaries on a consolidated basis secured by Liens permitted by this clause (h) shall not exceed $2,200,000 at any time outstanding and that any such Indebtedness shall not otherwise be prohibited by the terms of the Loan Documents;

                      (i) Liens arising in connection with capitalized leases in an aggregate principal amount for Borrower and its Subsidiaries on a consolidated basis not to exceed $2,000,000 at any time outstanding;

                      (j) Liens granted to the Term Lender Group pursuant to the terms of the Term Loan Agreement;

                      (k) (i) any Lien, levy or assessment which is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or (ii) any taxes or debts owing at any time hereafter to any one or more of such entities which becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets, in each case, which does not create an Event of Default pursuant to Section 8.8;

                      (l) any judgment or other claim which becomes a Lien or encumbrance upon any material portion of Borrower's properties or assets and which does not create an Event of Default pursuant to Section 8.9; and

                      (m) Liens arising in connection with deposits made by Borrower and its Subsidiaries in the ordinary course of business with suppliers, utilities, and other third parties.

                      "Permitted Protest" means the right of Borrower to protest any Lien (other than any such Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), rental payment or any other obligation of Borrower or any of its Subsidiaries, provided that (a) Borrower maintains adequate reserves in accordance with GAAP with respect to any such obligations on the books of Borrower or its Subsidiaries, (b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (c) while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of Foothill in and to the Collateral.

                      "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                      "Plan" means a Single Employer Plan or a Multiple Employer Plan.

                      "Plan of Reorganization" means a Plan of Reorganization for Borrower which has been approved pursuant to Chapter 11 of the Bankruptcy Code.

                      "Raw Materials" means (a) all packaging materials and components, and (b) all bulk chemicals, held for use in the manufacture of Finished Goods.

                      "Reference Rate" means the variable rate of interest, per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

                      "Reference Rate Loans" means any Advance or Capital Expenditure Loan (or any portion thereof) made or outstanding hereunder during any period when interest on such Advance or Capital Expenditure Loan (or portion thereof) is payable based on the Reference Rate.

                      "Renewal Date" has the meaning set forth in Section 3.4.

                      "Reorganization Expenses" means expenses incurred by Borrower in connection with its proceeding under the Bankruptcy Code and the Plan of Reorganization.

                      "Requirement of Law" means, as to any Person: all (a) (i) statutes and regulations and (ii) court orders and injunctions, arbitrators's decisions, and/or similar rulings, in each instance by any Governmental Authority, or other body which has jurisdiction over such Person, or any property of such Person; and (b) that Person's organizational documents, by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

                      "Reserve Percentage" means and refers to, as of the date of determination thereof, the maximum percentage (rounded upward, if necessary to the nearest 1/100th of 1%), as determined by Foothill (or its Affiliates) in accordance with its (or their) usual procedures (which determination shall be conclusive in the absence of manifest error), that is in effect on such date as prescribed by the Federal Reserve Board for determining the reserve requirements (including supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") by Foothill or its Affiliates.

                      "Revolving Lender Primary Collateral" shall have the meaning ascribed to that term in the Intercreditor Agreement as such agreement is in effect as of the Closing Date.

                      "Royalty Payment Reserves" means reserves (determined from time to time by Foothill in its reasonable discretion but without duplication) for the estimated amount of any amounts payable by Borrower in connection with royalties due from Borrower under any licensing agreements with other Persons that relate to Eligible Inventory or Eligible Accounts and that have not been paid by Borrower when due or within 60 days of the date on which such royalty payments are due.

                      "SEC" means the Securities and Exchange Commission or any successor thereto.

                      "Single Employer Plan" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

                      "slow moving" means, as of any date of determination, any category of Inventory that has an amount equal to or in excess of 18 months supply for that category of Inventory; provided, however, that no category of Inventory for which the first date of sale has occurred within 12 months of any such date of determination shall be classified as "slow moving".

                      "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                      "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

                      "Stock Pledge Agreement" means a Stock Pledge Agreement in the form of Exhibit S-1, executed and delivered by Borrower to Foothill, with respect to the Stock of the domestic Subsidiaries of Borrower (but not the foreign Subsidiaries of Borrower).

                      "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the aggregate general partners' or joint venturers' interest in the capital or profits of such partnership or joint venture or (c) the controlling interest, by contract or otherwise, in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

                      "Subordinated Indebtedness" means any Indebtedness of Borrower that is subordinated to the Obligations of Borrower under the Loan Documents on, and that otherwise contains, terms and conditions satisfactory to Foothill.

                      "Term Lender Group" means the "Term Lender Group" as that term is defined in the Intercreditor Agreement.

                      "Term Lender Group Claims" shall have the meaning ascribed to that term in the Intercreditor Agreement.

                      "Term Loan Agreement" means that certain term loan agreement, dated as of November 4, 1996 between Foothill as agent for the lenders, City National Bank as co-agent for the lenders, and each of the lenders party thereto on the one hand, and Borrower on the other hand, as such agreement may be amended, modified, supplemented, refinanced or replaced from time to time in accordance with the provisions of this Agreement and the Intercreditor Agreement; provided, however, that to the extent that any defined terms contained in the Term Loan Agreement are incorporated herein by reference, then they shall have the meanings assigned to them under the Term Loan Agreement as of the Closing Date.

                      "Trademark Security Agreement" means a Trademark Security Agreement in the form of Exhibit T-1, executed and delivered by Borrower to Foothill.

                      "Voidable Transfer" has the meaning set forth in Section 15.8.

                      "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

               1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

               1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

               1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Foothill. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

               1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

        2. LOAN AND TERMS OF PAYMENT.

               2.1 REVOLVING ADVANCES.

                      (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make advances ("Advances") to Borrower in an amount outstanding not to exceed at any one time the lesser of (i) the Maximum Revolving Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the result of:

                         (A) the lesser of i) 85% of Eligible Accounts, less the
                amount, if any, of a) the Dilution Reserve and b) the Canadian Currency Reserves, and ii) an amount equal to Borrower's Collections with respect to Accounts for the immediately preceding 60 day period, plus

                         (B) the lesser of i) $8,000,000, ii) the Applicable
                Percentage times the difference between the value of Eligible Inventory (determined by category, and subject to a $1,500,000 sublimit with respect to Eligible Raw Materials), less the amount, if any, of a) the Inventory Reserves and b) the Royalty Payment Reserves, and iii) 150% of the amount of credit availability created by clause (A) above, minus

                         (C) the aggregate amount of reserves, if any,
                established by Foothill under Section 2.1(b).

                      (b) Anything to the contrary in Section 2.1(a) above notwithstanding, Foothill may create reserves against or reduce its advance rates based upon Eligible Accounts or Eligible Inventory without declaring an Event of Default if it determines that there has occurred a Material Adverse Change.

                      (c) Foothill shall have no obligation to make Advances hereunder to the extent they would cause the outstanding Non-Contingent Obligations (other than under the Capital Expenditure Loans) to exceed the Maximum Revolving Amount. Each Advance shall be made upon Borrower's request (pursuant to the terms of Section 2.9, and Section 2.12 if and to the extent it is applicable), which request shall be irrevocable except as set forth in
Section 2.12, specifying (i) the amount of the requested Advance; (ii) the requested funding date of such Advance; (iii) whether the Advance is to constitute a Eurodollar Rate Loan or a Reference Rate Loan; and (iv) if such Advance is to constitute a Eurodollar Rate Loan, the requested Interest Period therefor. If any requested Advance is to constitute a Eurodollar Rate Loan, such request must be delivered to Foothill no later than 2:00 p.m. (New York time) two Business Days prior to the requested funding date therefor.

                      (d) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

               2.2 LETTERS OF CREDIT.

                      (a) Subject to the terms and conditions of this Agreement, Foothill agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to issue guarantees of payment (each such guaranty, an "L/C Guaranty") with respect to letters of credit issued by an issuing bank for the account of Borrower. Foothill shall have no obligation to issue a Letter of Credit if any of the following would result:

                         (i) the aggregate amount of all undrawn or unreimbursed
                Letters of Credit would exceed the Borrowing Base less the amount of outstanding Advances less the aggregate amount of reserves established under Section 2.1(b); or

                         (ii) the aggregate amount of all undrawn or
                unreimbursed Letters of Credit would exceed the lower of: (x) the Maximum Revolving Amount less the amount of outstanding Advances less the aggregate amount of reserves established under
                Section 2.1(b); or (y) $1,000,000; or

                         (iii) the outstanding Non-Contingent Obligations
                (other than under the Capital Expenditure Loans) would exceed the Maximum Revolving Amount.

Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each Letter of Credit shall have an expiry date no later than 60 days prior to the date on which this Agreement is scheduled to terminate under Section 3.4 (without regard to any potential renewal term) and all such Letters of Credit shall be in form and substance acceptable to Foothill in its sole discretion. If Foothill is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such amount to Foothill and, in the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.6.

                      (b) Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any Letter of Credit. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any Letters of Credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto other than those that arise from the gross negligence or willful misconduct of Foothill. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank; provided, however, that Borrower shall not indemnify Foothill against any loss, cost, expense or claim that results from the gross negligence or willful misconduct of Foothill or such issuing bank.

                      (c) Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

                      (d) Any and all charges, commissions, fees, and costs incurred by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill.

                      (e) Immediately upon the termination of this Agreement, Borrower agrees to either (i) provide cash collateral to be held by Foothill in an amount equal to 105% of the maximum amount of Foothill's obligations under Letters of Credit, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under outstanding Letters of Credit. At Foothill's discretion, any proceeds of the Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

                      (f) If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or Foothill with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

                           (i) any reserve, deposit, or similar requirement is
or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

                           (ii) there shall be imposed on the issuing bank or
Foothill any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank or Foothill of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or Foothill, then, and in any such case, Foothill may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, which notice shall include a certificate setting forth the calculation thereof in reasonable detail, and Borrower shall pay on demand such amounts as the issuing bank or Foothill may specify to be necessary to compensate the issuing bank or Foothill for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in Section 2.6(a)(ii) or (c)(i), as applicable; provided, however, that Borrower shall not be obligated to pay any such additional cost or reduced receipt which relates to a period ending more than 180 days prior to the date of receipt by Borrower of such notice and certificate. The determination by the issuing bank or Foothill, as the case may be, of any amount due pursuant to this Section 2.2(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

               2.3 [INTENTIONALLY OMITTED.]

               2.4 CAPITAL EXPENDITURE LINE. Subject to the terms and conditions of this Agreement, Foothill agrees to make a series of term loans to Borrower (each, a "Capital Expenditure Loan") in an aggregate amount at any one time outstanding not to exceed $2,000,000 (the "Capital Expenditure Line Commitment"). Each Capital Expenditure Loan shall be repayable in 60 equal monthly installments of principal, such installments to be payable on the first day of each month commencing with the first day of the first month following the date on which the Capital Expenditure Loan is made and continuing on the first day of each succeeding month until and including the date on which the unpaid balance of the Capital Expenditure Loan is paid in full. The outstanding principal balance and all accrued and unpaid interest under each Capital Expenditure Loan shall be due and payable upon the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise.

                      Each Capital Expenditure Loan shall be made by Foothill at such times and in such amounts as Borrower may request in writing, shall be advanced directly to the applicable vendor or Borrower, as the case may be, and once borrowed may be prepaid in whole or in part without penalty or premium at any time during the term of this Agreement upon 10 days prior written notice by Borrower to Foothill, all such prepaid amounts to be applied to the installments due on all of the Capital Expenditure Loans in the inverse order of their maturity; provided, however, if the amount of prepaid principal at any one time is equal to or greater than $100,000, then any such prepayment shall be applied ratably to the principal amount payable under each remaining installment due on each Capital Expenditure Loan (excluding, however, the amount, if any, of principal otherwise due and payable on the Maturity Date with respect to any such Capital Expenditure Loan), and the amount of each such remaining installment shall be reduced accordingly. The foregoing to the contrary notwithstanding, (a) each requested Capital Expenditure Loan shall be in a principal amount of not less than (i) $50,000, or (ii) such lesser amount as is the then unfunded balance of the Capital Expenditure Line Commitment, (b) each Capital Expenditure Loan shall be in an amount, as determined by Foothill, not to exceed 80% of Borrower's invoice cost (net of shipping, freight, installation, and other so-called `soft costs') of (i) new Equipment that is to be purchased by Borrower with the proceeds of such Capital Expenditure Loan, or
(ii) new Equipment that has been purchased by Borrower within 60 days prior to the date of the making of such Capital Expenditure Loan, (c) the new Equipment that is to be acquired or that has been purchased by Borrower must be acceptable to Foothill in all respects, not be a fixture, and not be intended to be affixed to real property or to become installed in or affixed to other goods, (d) Foothill shall have no obligation to make any Capital Expenditure Loan hereunder to the extent that the making thereof would cause the then outstanding amount of Capital Expenditure Loans to exceed the Capital Expenditure Line Commitment, and
(e) the aggregate amount of all Capital Expenditure Loans outstanding at any time (including giving effect to any requested Capital Expenditure Loan) shall not exceed the lesser of cost or fair market value, of all of the Equipment acquired or financed with the proceeds of such Capital Expenditure Loans, measured as of the end of the 24th month following the Closing Date, and as of the end of each 24 month period occurring thereafter (each, a "Determination Date"). All amounts outstanding under the Capital Expenditure Loans shall constitute Obligations.

               2.5 OVERADVANCES.

                      (a) If, at any time or for any reason, the amount of outstanding Non-Contingent Obligations (other than under the Capital Expenditure Loans) owed by Borrower to Foothill pursuant to Sections 2.1 and 2.2 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or
2.2 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess, as it relates to such outstanding Non-Contingent Obligations (other than under the Capital Expenditure Loans), to be used by Foothill (i) first, to repay Advances outstanding under Section 2.1, (ii) second, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to Letters of Credit, and (iii) thereafter, pay to Foothill, in cash, the amount, if any, of such excess as it relates to Capital Expenditure Loans, to be applied to the principal amount of Capital Expenditure Loans; and

                      (b) If, (i) at any time for any reason, the amount of outstanding Capital Expenditure Loans owed by Borrower to Foothill pursuant to
Section 2.4 is greater than the Dollar limitation set forth in Section 2.4, or,
(ii) as of any Determination Date the amount of outstanding Capital Expenditure Loans owed by Borrower to Foothill pursuant to Section 2.4 is greater than the Dollar or percentage limitations set forth in Section 2.4, Borrower immediately shall pay to Foothill, in cash, the amount of such excess, as it relates to such outstanding Capital Expenditure Loans, to be used by Foothill (1) first, to repay Capital Expenditure Loans outstanding under Section 2.4 to be applied to the principal amount of Capital Expenditure Loans, (2) second to repay Advances outstanding under Section 2.1, and (3) third, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to Letters of Credit under Section 2.2.

               2.6 INTEREST AND LETTER OF CREDIT FEES: RATES, PAYMENTS, AND CALCULATIONS.

                      (a) Interest Rate. Except as provided in clause (c) below,
(i) Each Eurodollar Rate Loan (including any Capital Expenditure Loans that are Eurodollar Rate Loans) shall bear interest at a per annum rate of 3.75 percentage points above the Adjusted Eurodollar Rate; and (ii) all other Non-Contingent Obligations (except for undrawn Letters of Credit) shall bear interest at a per annum rate of 1.00 percentage points above the Reference Rate.

                      (b) Letter of Credit Fee. Borrower shall pay Foothill a fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.2(d)) equal to 1.50% per annum times the aggregate undrawn amount of all outstanding Letters of Credit.

                      (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default, (i) all Non-Contingent Obligations (except for undrawn Letters of Credit) shall bear interest at a per annum rate equal to
3.00 percentage points above the Reference Rate, and (ii) the Letter of Credit fee provided in Section 2.6(b) shall be increased to 3.50% per annum times the amount of the undrawn Letters of Credit that were outstanding during the immediately preceding month.

                      (d) Minimum Interest. In no event shall the rate of interest chargeable hereunder for any day be less than 7.00% per annum. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate. To the extent that interest accrued hereunder at the rate set forth herein (including the minimum interest rate) would yield less than the foregoing minimum amount, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to that rate that would result in the minimum amount of interest being accrued and payable hereunder.

                      (e) Payments. Interest in respect of Reference Rate Loans and Letter of Credit fees payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Interest in respect of each Eurodollar Rate Loan shall be due and payable, in arrears, on the last day of the Interest Period applicable thereto. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest and Letter of Credit fees, all Foothill Expenses (as and when properly charged to Borrower's Loan Account), the charges, commissions, fees, and costs provided for in Section 2.2(d) (as and when as and when properly charged to Borrower's Loan Account), the fees and charges provided for in
Section 2.11 (as and when properly charged to Borrower's Loan Account), and all installments or other payments due under the Capital Expenditure Loans, or any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder; provided that Foothill Expenses (including fees and expenses of counsel to Foothill) relating to activities prior to the Closing Date shall not be charged to Borrower's Loan Account until Borrower has had 7 days to review detailed invoices with respect to such Foothill Expenses. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

                      (f) Computation. The Reference Rate as of the date of this Agreement is 8.50% per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

                      (g) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

               2.7 COLLECTION OF ACCOUNTS. Borrower shall at all times maintain lockboxes (the "Lockboxes") and, except as otherwise provided below in this section, immediately after the Closing Date, shall instruct all Account Debtors with respect to the Accounts, General Intangibles, and Negotiable Collateral of Borrower to remit all Collections in respect thereof to such Lockboxes. Borrower, Foothill, and the Lockbox Banks shall enter into the Lockbox Agreements, which among other things shall provide for the opening of a Lockbox Account for the deposit of Collections at a Lockbox Bank. Except as otherwise provided below in this section, Borrower agrees that all Collections and other amounts received by Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited into a Lockbox Account. No Lockbox Agreement or arrangement contemplated thereby shall be modified by Borrower without the prior written consent of Foothill. Upon the terms and subject to the conditions set forth in the Lockbox Agreements, all amounts received in each Lockbox Account shall be wired each Business Day into an account (the "Foothill Account") maintained by Foothill at a depositary selected by Foothill; provided, however, that:

                      (a) with respect to any Canadian Lockbox Agreement and any Canadian Lockbox Account, unless;

                         (i) total Collections of Canadian Guarantor as a
                percentage of Borrower's total consolidated Collections exceeded 20% with respect to any fiscal month of Borrower ended after the Closing Date, and, thereafter, Foothill has notified Borrower that such Canadian amounts henceforth shall be wired each Business Day to the Foothill Account; provided that Borrower shall not be required to wire transfer funds to the Foothill Account under this clause (i) unless the aggregate balance in the Canadian Lockbox Account is in excess of $500,000,

                         (ii) Foothill deems itself insecure, and, thereafter,
                Foothill has notified Borrower that such Canadian amounts henceforth shall be wired each Business Day to the Foothill Account; provided that Borrower shall not be required to wire transfer funds to the Foothill Account under this clause (ii) unless the aggregate balance in the Canadian Lockbox Account is in excess of $100,000, or

                         (iii) an Event of Default has occurred and is
                continuing, and, thereafter, Foothill has notified Borrower that such Canadian amounts henceforth shall be wired each Business Day to the Foothill Account,

such Canadian amounts need not be wired to Foothill and may be retained and used in Canada for any purpose permitted by the Loan Documents as if such amounts had been used to pay down the balance of Borrower's loan account and immediately readvanced to Borrower;

                      (b) with respect to any Foreign Account, unless an Event of Default has occurred and is continuing, and, thereafter, Foothill has notified Borrower that such amounts henceforth shall be wired each Business Day to the Foothill Account, all amounts held in Foreign Accounts need not be wired to Foothill and may be retained and used in such Foreign Accounts for any purpose permitted by the Loan Documents as if such amounts had been used to pay down the balance of Borrower's loan account and immediately readvanced to Borrower, provided that on each Business Day that the aggregate amount of all Collections held in all Foreign Accounts exceeds $100,000, Borrower shall immediately wire all such excess amounts to the Foothill Account; and

                      (c) with respect to the International Account, unless an Event of Default has occurred and is continuing, and, thereafter, Foothill has notified Borrower that such amounts henceforth shall be wired each Business Day to the Foothill Account, all amounts held in the International Account need not be wired to Foothill and may be retained and used in the International Account for any purpose permitted by the Loan Documents as if such amounts had been used to pay down the balance of Borrower's loan account and immediately readvanced to Borrower, provided that on each Business Day that the aggregate amount of all Collections held in the International Account exceeds $150,000, Borrower shall immediately wire all funds held in the International Account to the Foothill Account.

Anything in the foregoing to the contrary notwithstanding, Obligor shall at all times provide Foothill with such information as Foothill shall reasonably request with respect to the daily amount of Collections received by Obligor in any lockbox or deposit account, domestic or foreign, sufficient to permit Foothill to calculate the 2 Business Days clearance or float charge thereon in accordance with the provisions of Section 2.8. In exercising dominion or control over any Collections, Lockboxes, or Lockbox Accounts under the Loan Documents, Foothill's actions shall be not only for its own account, but also as the bailee of the agent of the Term Lender Group in accordance with, and subject in all respects to, the Intercreditor Agreement.

               2.8 CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any Collections by Foothill (whether from transfers to Foothill by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Foothill Account or unless and until such Collection item is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for 2 Business Days of `clearance' or `float' at the rate set forth in Section 2.6(a)(ii) or Section 2.6(c)(i), as applicable, on all Collections that are received by Foothill (regardless of whether forwarded by the Lockbox Banks to Foothill, whether provisionally applied to reduce the Obligations under Section 2.1, or otherwise), plus, in addition, but without duplication, on all Collections of Canadian Guarantor (whether received by Canadian Guarantor in the Canadian Lockbox Account, or otherwise), even if such Collections are retained by Borrower and not paid to or received by Foothill, plus, in addition, but without duplication, after the occurrence and during the continuation of an Event of Default or if Foothill deems itself insecure, on all amounts required to be remitted to the Foothill Account pursuant to Section 2.7(b) or (c) (without regard to whether such amounts in fact are remitted); provided, however, that, any foreign Collections received by Borrower or any Collections received by Borrower's foreign Subsidiaries in any Foreign Account, and any Collections received in the International Account, shall not be subject to any clearance or float charge.

This across-the-board 2 Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower, Canadian Guarantor, or Foothill, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging 2 Business Days of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Foothill only if it is received into the Foothill Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into the Foothill Account on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day; and (b) so long as no Event of Default has occurred and is continuing, Collections will only be applied to Obligations that are not Eurodollar Rate Loans, and to the extent that all such Obligations other than Eurodollar Rate Loans have been repaid, additional Collections will be, at Borrower's direction, returned to Borrower or applied to such Eurodollar Rate Loans subject to any required payments under Section 2.16(d).

               2.9 DESIGNATED ACCOUNT. Foothill is authorized to make the Advances, the Letters of Credit, and the Capital Expenditure Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to
Section 2.6(e). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances and the Capital Expenditure Loans requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any Advance and the Capital Expenditure Loans requested by Borrower and made by Foothill hereunder shall be made to the Designated Account.

               2.10 MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Foothill shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances and all Capital Expenditure Loans made by Foothill to Borrower or for Borrower's account, including, accrued interest, Foothill Expenses, and any other payment Obligations of Borrower. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Foothill from Borrower or for Borrower's account, including all amounts received in the Foothill Account from any Lockbox Bank. Foothill shall render monthly statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within 60 days after receipt thereof by Borrower, Borrower shall deliver to Foothill written objection thereto describing the error or errors contained in any such statements or a request for additional information to determine the accuracy of such statements.

               2.11 FEES. Borrower shall pay to Foothill the following fees:

                      (a) Closing Fee. On the Closing Date, a closing fee of $130,000;

                      (b) Capital Expenditure Loan Funding Fee. On the date that each Capital Expenditure Loan requested by Borrower under Section 2.4 in made, a funding fee equal to 1% of amount of each such Capital Expenditure Loan; provided, however, that the aggregate fees paid pursuant to this Section 2.11(b) shall not exceed $20,000;

                      (c) Financial Examination, Documentation, and Appraisal Fees. (i) Foothill's customary fee of $650 per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Foothill; and (ii) Foothill's customary appraisal fee of $1,500 per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Foothill; and, the actual charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral; provided, however, that so long as no Event of Default has occurred and is continuing, and Foothill does not deem itself insecure (1) the total number of person-days for which Borrower shall be required to pay fees under this Section in connection with financial examination, documentation, and appraisals shall not exceed 16 person-days in each calendar year occurring during the term of this Agreement, (2) Foothill shall not conduct Collateral audits more frequently than once in each calendar quarter, (3) Foothill shall not conduct Collateral appraisals (including desktop appraisals) with respect to all Collateral other than the Equipment more than twice in each calendar year, and provided further that, absent i) the occurrence and continuation of an Event of Default, or ii) Foothill deems itself insecure, not more than one such Collateral appraisal with respect to all Collateral other than the Equipment in each calendar year shall be conducted at Borrower's expense on an in person basis, and (4) absent the occurrence and continuation of an Event of Default, Foothill shall not conduct Collateral appraisals with respect to the Equipment more than once in each 24 month period following the Closing Date; and

                      (d) Servicing Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to $5,000, payable in arrears for the preceding month or any applicable portion thereof during which this Agreement shall remain in effect.

               2.12 EURODOLLAR RATE LOANS. Any other provisions herein to the contrary notwithstanding, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

                      (a) Borrowing; Conversion; Continuation. Borrower may from time to time, on or after the Closing Date, request in a written or telephonic communication with Foothill: (i) Advances or Capital Expenditure Loans to constitute Eurodollar Rate Loans (pursuant to Section 2.1(c)); (ii) that Reference Rate Loans be converted into Eurodollar Rate Loans; or (iii) that existing Eurodollar Rate Loans continue for an additional Interest Period. Any such request shall specify the aggregate amount of the requested Eurodollar Rate Loans, the proposed funding date therefor (which shall be a Business Day, and with respect to continued Eurodollar Rate Loans shall be the last day of the Interest Period of the existing Eurodollar Rate Loans being continued), and the proposed Interest Period, in each case subject to the limitations set forth below). Eurodollar Rate Loans may only be made, continued, or extended if, as of the proposed funding date therefor each of the following conditions is satisfied:

                         (v) no Event of Default exists;

                         (w) no more than five Interest Periods may be in effect
                at any one time without the prior written consent of Foothill to any such additional Interest Period, and provided further that not more than eight Interest Periods shall be in effect at any one time;


                         (x) the amount of each Eurodollar Rate Loan borrowed,
                converted, or continued must be in an amount not less than $1,000,000 and integral multiples of $500,000 in excess thereof;

                         (y) Foothill shall have determined that the Interest
                Period or Adjusted Eurodollar Rate is available to Foothill and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower; and

                         (z) Foothill shall have received such request at least
                two Business Days prior to the proposed funding date therefor.

               Any request by Borrower to borrow Eurodollar Rate Loans, to convert Reference Rate Loans to Eurodollar Rate Loans, or to continue any existing Eurodollar Rate Loans shall be irrevocable, except to the extent that Foothill shall determine under Sections 2.12(a), 2.13 or 2.14 that such Eurodollar Rate Loans cannot be made or continued.

                      (b) Determination of Interest Period. By giving notice as set forth in Section 2.12(a), the Borrower shall have the option of selecting a 1 month, 2 month, or 3 month Interest Period for such Eurodollar Rate Loan. The determination of Interest Periods shall be subject to the following provisions:

                         (i) in the case of immediately successive Interest
                Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                         (ii) if any Interest Period would otherwise expire on a
                day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided, however, that if the next succeeding Business Day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding Business Day;

                         (iii) if any Interest Period begins on the last
                Business Day of a month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                         (iv) the Borrower may not select an Interest Period
                which expires later than the Maturity Date.

                      (c) Automatic Conversion: Optional Conversion by Foothill. Any Eurodollar Rate Loan shall automatically convert to a Reference Rate Loan upon the last day of the applicable Interest Period, unless Foothill has received a request to continue such Eurodollar Rate Loan at least two Business Days prior to the end of such Interest Period in accordance with the terms of
Section 2.12(a). Any Eurodollar Rate Loan shall, at Foothill's option, upon notice to Borrower, convert to a Reference Rate Loan in the event that (i) an Event of Default shall have occurred and be continuing as of the last day of the Interest Period for such Eurodollar Rate Loan, or (ii) this Agreement shall terminate; provided that Borrower shall not be required to pay any amounts under
Section 2.16 which results from such conversion.

               2.13 ILLEGALITY. Any other provision herein to the contrary notwithstanding, if the adoption after the date hereof of or any change after the date hereof in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Foothill to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (a) the obligation of Foothill hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such, and convert Reference Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) Foothill's then outstanding Eurodollar Rate Loans, if any, shall be converted automatically to Reference Rate Loans on the respective last days of the then current Interest Periods with respect thereto or within such earlier period as required by law; provided, however, that before making any such demand, Foothill agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different lending office if the making of such a designation would allow Foothill or its lending office to continue to perform its obligations to make Eurodollar Rate Loans. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such lender such amounts, if any, as may be required pursuant to
Section 2.16. If circumstances subsequently change so that Foothill shall determine that it is no longer so affected, Foothill will promptly notify Borrower, and upon receipt of such notice, the obligations of Foothill to make or continue Eurodollar Rate Loans or to convert Reference Rate Loans into Eurodollar Rate Loans shall be reinstated.

               2.14 REQUIREMENTS OF LAW. (a) If the adoption after the date hereof of or any change after the date hereof in any Requirement of Law or in the interpretation or application thereof or compliance by Foothill or any Approved Participant with any request or directive that is issued after the date hereof and is not a request or directive to comply with any Requirement of Law in effect on the date hereof (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof

                         (i) shall subject Foothill or any Approved Participant
                to any tax, levy, charge, fee, reduction, or withholding of any kind whatsoever with respect to this Agreement or any Advance, or change the basis of taxation of payments to Foothill or any Approved Participant in respect thereof (except for taxes covered by Section 2.15 and the establishment of a tax based on the net income of Foothill or any Approved Participant, or a franchise or other tax imposed in lieu of a tax based on net income, or changes in the rate of any such tax);

                         (ii) shall impose, modify or hold applicable any
                reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in or for the account of, Advances or other extensions of credit by, or any other acquisition of funds by, any office of Foothill or any Approved Participant; or

                         (iii) shall impose on Foothill or any Approved
                Participant any other condition with respect to this Agreement or any Advance;

and the result of any of the foregoing is to increase the cost to Foothill or any Approved Participant, by an amount which Foothill or any Approved Participant in good faith deems to be material, of making, converting into, continuing, or maintaining Advances or to increase the cost to Foothill or any Approved Participant, by an amount which Foothill or any Approved Participant deems to be material, or to reduce any amount receivable hereunder in respect of Advances, or to forego any other sum payable thereunder or make any payment on account thereof, then, in any such case, Borrower shall promptly pay Foothill or any Approved Participant, after receipt of notice thereof (and a certificate, in reasonable detail, setting forth the calculation of such increased cost), any additional amounts necessary to compensate Foothill or any Approved Participant for such increased cost or reduced amount receivable; provided, however, that
(x) before making any such demand, Foothill or any Approved Participant agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different Eurodollar lending office if the making of such designation would allow Foothill or any Approved Participant, or the Eurodollar lending office of Foothill or any Approved Participant to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and avoid the need for, or materially reduce the amount of, such increased cost, and (y) Borrower shall not be obligated to pay any such increased cost which relates to a period ending more than 180 days prior to the date of receipt by Borrower of such notice and certificate. If Foothill or any Approved Participant becomes entitled to claim any additional amounts pursuant to this Section 2.14, Foothill or any Approved Participant shall promptly notify Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.14 submitted to Borrower by Foothill on its own behalf or on behalf of any Approved Participant shall be conclusive in the absence of manifest error. If Borrower so notifies Foothill within 5 Business Days after Foothill notifies Borrower on its own behalf or on behalf of any Approved Participant of any increased cost pursuant to the foregoing provisions of this Section 2.14, Borrower may convert all Eurodollar Rate Loans then outstanding into Reference Rate Loans in accordance with Section 2.12 and, additionally, reimburse Foothill or any such Approved Participant for any cost in accordance with Section 2.16. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder for nine months following such termination and repayment.

                      (b) If Foothill or any Approved Participant shall have determined that the adoption after the date hereof of or any change after the date hereof in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Foothill or any Person controlling Foothill, or any Approved Participant or any Person controlling any such Approved Participant, with any request or directive issued after the date hereof regarding capital adequacy and not a request or directive to comply with a Requirement of Law in effect on the date hereof (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of increasing the amount of capital required to be maintained or reducing the rate of return on Foothill's, any such Approved Participant's, or any other such Person's capital as a consequence of its obligations hereunder to a level below that which Foothill or any such Approved Participant or any such other Person could have achieved but for such change or compliance (taking into consideration Foothill's or any such Approved Participant's or any such other Person's policies with respect to capital adequacy) by an amount deemed by Foothill or any Approved Participant or any such other Person to be material, then from time to time, after submission by Foothill to Borrower of a prompt written request therefor on its own behalf, on behalf of any Approved Participant, or on behalf of any other such Person, Borrower shall pay to Foothill for its own benefit or for the benefit of any such Approved Participant or any other such Person, as applicable, such additional amount or amounts as will compensate Foothill or any such Approved Participant or any other such Person for such reduction; provided, however, that Borrower shall not be obligated to pay for any such reduction which relates to a period ending more than 180 days prior to the date of receipt by Borrower of such notice. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amount payable hereunder for nine months following such termination and repayment.

               2.15 TAXES. (a) Except as provided below in this Section 2.15, all payments made by Borrower under this Agreement and any other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings, now or hereafter imposed, levied, collected, withheld, or assessed by any Governmental Authority, excluding net income taxes and franchise taxes or other taxes imposed in lieu of net income taxes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to Foothill hereunder or under any other Loan Documents, the amounts so payable to Foothill shall be increased to the extent necessary to yield to Foothill and any Approved Participant (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and any other Loan Documents, provided, however, that Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to Foothill if Foothill or any Approved Participant fails or is unable to comply with the requirements of paragraph (b) of this
Section 2.15. Whenever any Non-Excluded Taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to Foothill a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Foothill the required receipts or other required documentary evidence, Borrower shall indemnify Foothill and any Approved Participant for any incremental taxes, interest or penalties that may become payable by Foothill or any Approved Participant as a result of any such failure. The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder. If for any reason Foothill or any Participant shall subsequently recoup all or any portion of any amounts paid by Borrower pursuant to this
Section 2.15, from the relevant taxation authority or other authority and Foothill or such Participant is reasonably able to identify such recoupment as relating to amounts paid under this Agreement, Foothill or such Participant shall promptly remit the amount of the recoupment to Borrower.

                      (b) Any Participant or assignee of Foothill that is not incorporated under the laws of the United States of America or a state thereof (any such Person, a "Foreign Lender") shall:

                         (i) (x) on or before the date of any payment by
                Borrower under this Agreement to such Foreign Lender, deliver to Borrower and Foothill (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Agreement without any deduction or withholding of any United States federal income taxes and (B) a duly completed Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

                         (y) deliver to Borrower and Foothill two further copies
                of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and

                         (z) obtain such extensions of time for filing and
                complete such forms or certifications as may reasonably be requested by Borrower or Foothill;

                or

                         (ii) in the case of any such Foreign Lender that is not
                a "bank" within the meaning of Section 881(c)(3)(A) of the IRC and that does not comply with subparagraph (i) of this paragraph
                (b),

                         (x) represent to Borrower (for the benefit of Borrower
                and Foothill) that it is not a bank within the meaning of
                Section 881(c)(3)(A) of the IRC,

                         (y) deliver to Borrower on or before the date of any
                payment by Borrower, with a copy to Foothill: (1) a certificate stating that such Foreign Lender (A) is not a "bank" under
                Section 881(c)(3)(A) of the IRC, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law, or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements, (B) is not a 10-percent shareholder within the meaning of Section 881(c)(3)(B) of the IRC, and (C) is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the IRC (any such certificate a "U.S. Tax Compliance Certificate"); and (2) two duly completed copies of Internal Revenue Service Form W-8, or successor applicable form, certifying to such Foreign Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the IRC with respect to payments to be made under this Agreement (and to deliver to Borrower and Foothill two further copies of Form W-8 on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by Borrower or Foothill for filing and completing such forms), and

                         (z) agree, to the extent legally entitled to do so,
                upon reasonable request by Borrower, to provide to Borrower (for the benefit of Borrower and Foothill) such other forms as may be reasonably required in order to establish the legal entitlement of such Foreign Lender to an exemption from withholding with respect to payments under this Agreement;

                      (c) Foothill and each Foreign Lender shall, upon the reasonable request by Borrower, deliver to Borrower or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment by Borrower under this Agreement may be made free and clear of, and without deduction or withholding for or on Non-Excluded Taxes (or to allow any such deduction or withholding to be at a reduced rate) imposed on such payment under the laws of any jurisdiction, provided that Foothill or such Foreign Lender, as the case may be, is legally entitled to complete, execute and deliver such form or certificate and such completion, execution or submission would not materially prejudice the legal position of Foothill or such Foreign Lender, as the case may be, unless in any such case any change in treaty, law, or regulation has occurred after the date such Person becomes a Foreign Lender hereunder which renders all such forms and certificates inapplicable or which would prevent such Foreign Lender from duly completing and delivering any such form or certificate with respect to it and such Foreign Lender so advises Borrower and Foothill. Each Person that shall become an assignee, an Approved Participant, or a Participant shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications, and statements required pursuant to this
Section 2.15; provided, however, that in the case of an Approved Participant or a Participant, the obligations of such Approved Participant or Participant pursuant to this paragraph (b) shall be determined as if such Approved Participant or Participant were an assignee except that such Approved Participant or Participant shall furnish all such required forms, certifications, and statements to Foothill.

               2.16 INDEMNITY. Borrower agrees to indemnify Foothill and any Approved Participant and to hold Foothill and any Approved Participant harmless from any loss or expense which Foothill or any Approved Participant may sustain or incur as a consequence of (a) default by Borrower in payment when due of the principal amount of or interest on any Eurodollar Rate Loan, (b)default by Borrower in making a borrowing of, conversion into, or continuation of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by Borrower in making any prepayment of Eurodollar Rate Loans after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (d) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto (whether due to the termination of this Agreement upon an Event of Default or otherwise), including, in each case, any such loss or expense (but excluding loss of margin) arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. Calculation of all amounts payable to Foothill under this Section 2.16 shall be made as though Foothill and any Approved Participant had actually funded the relevant Eurodollar Rate Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period; provided, however, that Foothill and any Approved Participant may fund each of the Eurodollar Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.16. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of nine months thereafter.

        3. CONDITIONS; TERM OF AGREEMENT.

               3.1 CONDITIONS PRECEDENT TO THE INITIAL ADVANCE, LETTER OF CREDIT, AND THE INITIAL CAPITAL EXPENDITURE LOAN. The obligation of Foothill to make the initial Advance, to issue the initial Letter of Credit, or to make the initial Capital Expenditure Loan is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

                      (a) the Closing Date shall occur on or before March 31, 1998;

                      (b) Foothill shall have received searches reflecting the filing of its financing statements and fixture filings;

                      (c) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                         (1) the Lockbox Agreements;

                         (2) the Disbursement Letter;

                         (3) the Stock Pledge Agreement;

                         (4) the Trademark Security Agreement;

                         (5) the Guaranty;

                         (6) the Canadian Security Agreement;

                         (7) the Copyright Security Agreement;

                         (8) the License Agreement; and

                         (9) the Intercreditor Agreement;

                      (d) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing officers of Borrower to execute the same;

                      (e) Foothill shall have received a certificate from the Secretary of Canadian Guarantor attesting to the resolutions of Canadian Guarantor's Board of Directors authorizing the execution, delivery, and performance of the Guaranty and each of the other Loan Documents to which it is a party and authorizing officers of Canadian Guarantor to execute the same;

                      (f) Foothill shall have received copies of Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

                      (g) Foothill shall have received copies of Canadian Guarantor's Governing Documents (or the Canadian equivalent thereof), as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Canadian Guarantor;

                      (h) Foothill shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

                      (i) Foothill shall have received a certificate of status with respect to Canadian Guarantor (or the Canadian equivalent thereof), dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Canadian Guarantor, which certificate shall indicate that Canadian Guarantor is in good standing in such jurisdiction;

                      (j) Foothill shall have received certificates of status with respect to Borrower, each dated within 15 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

                      (k) Foothill shall have received certificates of status with respect Canadian Guarantor (or the Canadian equivalent thereof), each dated within 15 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Canadian Guarantor is in good standing in such jurisdictions;

                      (l) Foothill shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel;

                      (m) Foothill shall have received such Collateral Access Agreements from (i) the lessors of Borrower's University Street warehouse, (ii) from the warehousemen for Borrower's Hawaii, New Jersey, Tennessee, and Toronto, Canada warehouse facilities, and (iii) from such other lessors, warehousemen, bailees, and other third persons as Foothill may require;

                      (n) Foothill shall have received an opinion of Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion;

                      (o) Foothill shall have received satisfactory evidence that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

                      (p) Foothill shall have received satisfactory evidence that no regulatory or other approvals are required for the sale of any part of Borrower's Inventory by Foothill;

                      (q) Foothill shall have received and reviewed reference checks for key management of Borrower, the results of which shall be satisfactory to Foothill in its sole discretion;

                      (r) Foothill shall have received and shall have reviewed the amendment of the Term Loan Agreement to be entered into in connection with the Intercreditor Agreement and this Agreement, the results of which shall be satisfactory to Foothill in its sole discretion;

                      (s) Foothill shall have completed and reviewed its inventory appraisal of Borrower, the results of which shall be satisfactory to Foothill in its sole discretion;

                      (t) Foothill shall have completed its final pre-closing inventory appraisal and examination of Borrower, including the calculation of Borrower's Availability;

                      (u) on the Closing Date, after giving effect to any Advances made on such date and any Letters of Credit issued or assumed on such date, Borrower shall have remaining Enhanced Availability of not less than $6,500,000;

                      (v) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

               3.2 CONDITIONS PRECEDENT TO ALL ADVANCES, ALL LETTERS OF CREDIT, AND ALL CAPITAL EXPENDITURE LOANS. The following shall be conditions precedent to all Advances, all Letters of Credit, and all Capital Expenditure Loans hereunder:

                      (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                      (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

                      (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Foothill, or any of their Affiliates.

               3.3 CONDITION SUBSEQUENT. As a condition subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

                      (a) within 30 days of the Closing Date, deliver to Foothill the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel.

               3.4 TERM; AUTOMATIC RENEWAL. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is 4 years from the Closing Date and automatically shall be renewed for successive 1 year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any 1 year anniversary of the Renewal Date by giving the other party at least 90 days prior written notice. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

               3.5 EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide additional credit hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of Section 3.4, but fails to pay the Obligations in full on the date set forth in said notice, then Foothill may, but shall not be required to, renew this Agreement for an additional term of 1 years.

               3.6 EARLY TERMINATION BY BORROWER. The provisions of Section 3.4 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon 90 days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including an amount equal to 105% of the undrawn amount of the Letters of Credit), in full, together with a premium (the "Early Termination Premium") equal to (a) 2.00% of the Maximum Amount if such termination occurs on or before the second anniversary of the Closing Date, (b) 1.00% of the Maximum Amount if such termination occurs after the second anniversary of the Closing Date and on or before the third anniversary of the Closing Date, and (c) .50% of the Maximum Amount if such termination occurs after the third anniversary of the Closing Date and on or before the fourth anniversary of the Closing Date; provided, however, that in the event that Borrower shall elect to terminate this Agreement at the same time as Borrower makes full and final payment of all amounts due under the Term Loan Agreement, then the Early Termination Premium payable to Foothill shall be reduced to one half of the applicable amount set forth above.

               3.7 TERMINATION UPON EVENT OF DEFAULT. If Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section 3 shall be deemed included in the Obligations.

        4. CREATION OF SECURITY INTEREST.

               4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory to buyers in the ordinary course of business, Borrower has no authority, express or implied, to dispose of any item or portion of the Revolving Lender Primary Collateral.

               4.2 NEGOTIABLE COLLATERAL. In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Foothill, shall endorse and deliver physical possession of such Negotiable Collateral to Foothill.

               4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, AND NEGOTIABLE COLLATERAL. At any time, Foothill or Foothill's designee may (a) if an Event of Default has occurred and is continuing or Foothill deems itself insecure, notify customers or Account Debtors of Obligor that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein, and (b) if an Event of Default has occurred and is continuing, collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the reasonable collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any Collections that it receives and will dispose thereof in accordance with the provisions of this Agreement.

               4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill reasonably may request, (i) in form satisfactory to Foothill to perfect and continue perfected Foothill's security interests in the Collateral, and (ii) in form reasonably satisfactory to Foothill in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

               4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4(i), sign the name of Borrower on any of the documents described in Section 4.4(i), (b) at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) if an Event of Default has occurred and is continuing or Foothill deems itself insecure, send requests for verification of Accounts more than 4 times per year, (d) endorse Borrower's name on any Collection item that may come into Foothill's possession, (e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward copies of all mail pertaining to Collateral and all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance to the extent they pertain to Foothill Primary Collateral and make all determinations and decisions with respect to such policies of insurance to the extent they relate to Foothill Primary Collateral, and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases that Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

               4.6 RIGHT TO INSPECT. Subject to Section 2.11(c), Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral. Borrower shall cooperate in all respects with representatives of Foothill and its agents in the completion of such inspections and appraisals, including each quarterly Collateral audit and each semi-annual Collateral appraisal update.

        5. REPRESENTATIONS AND WARRANTIES.

               In order to induce Foothill to enter into this Agreement, Borrower makes the following representations and warranties which shall be true, correct, and complete in all material respects as of the date hereof, and shall be true, correct, and complete in all material respects as of the Closing Date, and at and as of the date of the making of each Advance, Letter of Credit, or Capital Expenditure Loan made thereafter, as though made on and as of the date of such Advance, Letter of Credit, or Capital Expenditure Loan (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

               5.1 NO ENCUMBRANCES. Borrower has good and indefeasible title to the Borrower Collateral, free and clear of Liens except for Permitted Liens and Canadian Guarantor has good and indefeasible title to the Canadian Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

               5.2 ELIGIBLE ACCOUNTS. The Eligible Accounts are bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Obligor's respective business, unconditionally owed to Obligor, without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. Neither Obligor has received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any Account Debtor regarding any Eligible Account due from such Account Debtor in an amount in excess of $10,000.

               5.3 ELIGIBLE INVENTORY. All Eligible Inventory is of good and merchantable quality, free from defects.

               5.4 EQUIPMENT. Substantially all of the Equipment is used or held for use in Obligor's business and is fit for such purposes.

               5.5 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory (other than Inventory identified by Borrower to Foothill as not being Eligible Inventory or that is excluded by Borrower in the calculation of Eligible Inventory submitted to Foothill pursuant to Section 6.2) and material Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on
Schedule 6.12 or otherwise permitted by Section 6.12.

               5.6 INVENTORY RECORDS. Borrower keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

               5.7 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 95-2040819, and the chief executive office of Canadian Guarantor is located at 966 Pantera Drive, #35, Mississauga, Ontario L4W 2S1, and Canadian Guarantor's Canadian employer identification number is 13883 7844.

               5.8 DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                      (a) Each of Borrower and the Canadian Guarantor are duly organized and existing and in good standing under the laws of the jurisdiction of its respective incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to have a Material Adverse Change.

                      (b) Set forth on Schedule 5.8, as supplemented from time to time to incorporate new Subsidiaries formed in accordance with the terms and conditions of this Agreement, is a complete and accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

                      (c) Except as set forth on Schedule 5.8, no Stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for Stock) of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

               5.9 DUE AUTHORIZATION; NO CONFLICT.

                      (a) The execution, delivery, and performance (i) by Borrower of this Agreement and (ii) by Borrower and Canadian Guarantor of each of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

                      (b) The execution, delivery, and performance (i) by Borrower of this Agreement and (ii) by Borrower and Canadian Guarantor of each of the Loan Documents to which it is a party do not and will not (1) violate any provision of federal, state, or local law or regulation (including Regulations G, T, U, and X of the Federal Reserve Board, and any Canadian equivalents of the foregoing laws and regulations) applicable to Obligor, the Governing Documents of Obligor, or any order, judgment, or decree of any court or other Governmental Authority binding on Obligor, (2) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Obligor, (3) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Obligor, other than Permitted Liens, or (4) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Obligor.

                      (c) Other than the filing of appropriate financing statements and fixture filings, and as otherwise required by this Agreement, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower and Canadian Guarantor are a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

                      (d) This Agreement and the Loan Documents to which Borrower and Canadian Guarantor are a party, and all other documents contemplated hereby and thereby, when executed and delivered by Obligor will be the legally valid and binding obligations of Borrower and Canadian Guarantor, enforceable against Borrower and Canadian Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                      (e) The Liens granted by Borrower and Canadian Guarantor to Foothill in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

               5.10 LITIGATION. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on
Schedule 5.10; and (c) matters that, if decided adversely to Borrower or such guarantor, reasonably could not be expected to result in a Material Adverse Change.

               5.11 NO MATERIAL ADVERSE CHANGE. All financial statements relating to Borrower or any guarantor of the Obligations that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrower's (or such guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower (or such guarantor, as applicable) since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

               5.12 SOLVENCY. Borrower and Canadian Guarantor are Solvent. No transfer of property is being made by Obligor and no obligation is being incurred by Obligor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Obligor.

               5.13 EMPLOYEE BENEFITS. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of Borrower or any of its ERISA Affiliates. Neither Borrower nor any of its ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan. Neither Borrower nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan of Borrower or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

               5.14 ENVIRONMENTAL CONDITION.

                      (a) Compliance With Environmental Laws. The operations and properties of Borrower and the Canadian Guarantor comply in all material respects with all Environmental Laws, all material Environmental Permits have been obtained and are in effect for the operations and properties of Borrower and the Canadian Guarantor, Borrower and the Canadian Guarantor are in compliance in all material respects with all such material Environmental Permits, and no circumstances exist that could (i) form the basis of an Environmental Action against Borrower, the Canadian Guarantor or any of their properties that would cause a Material Adverse Change or (ii) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

                      (b) National Priorities List. None of the properties of Borrower or the Canadian Guarantor is listed or proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list of sites requiring investigation or cleanup or is adjacent to any such property, and no underground storage tanks, as such term is defined in 42 U.S.C. Section 6991, are located on any property of Borrower or the Canadian Guarantor or, to the best of knowledge of Borrower, on any adjoining property.

                      (c) Hazardous Materials. Neither Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list, Hazardous Materials have not been generated, used, treated, handled, stored or disposed of on, or released or transported to or from, any property of Borrower or the Canadian Guarantor or, to the best of knowledge of Borrower, any adjoining property, except in compliance with all Environmental Laws and Environmental Permits, and all other wastes generated at any such properties have been disposed of in compliance with all Environmental Laws and Environmental Permits.

               5.15 BROKERAGE FEES. No brokerage commission or finders fees has or shall be incurred or payable in connection with or as a result of Borrower's obtaining financing from Foothill under this Agreement, and Borrower has not utilized the services of any broker or finder in connection with Borrower's obtaining financing from Foothill under this Agreement.

        6. AFFIRMATIVE COVENANTS.

               Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do, and shall cause Canadian Guarantor to do all of the following:

               6.1 ACCOUNTING SYSTEM. Maintain a standard and modern system of accounting that enables Obligor to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may be reasonably requested by Foothill. Obligor also shall keep a modern reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

               6.2 COLLATERAL REPORTING. Provide Foothill with the following documents at the following times in form satisfactory to Foothill: (a) on each Business Day (other than the first 2 Business Days of each month), a sales journal summary report, lockbox collection report, and credit register summary since the last such schedule and a calculation of the Borrowing Base as of such date; (b) on a monthly basis and, in any event, by no later than the 10th day of each month during the term of this Agreement, (i) a detailed calculation of the Borrowing Base as of each month end, in accordance with Exhibit C-5, and (ii) a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Foothill; (c) on a monthly basis and, in any event, by no later than the 10th day of each month during the term of this Agreement, a summary aging, by vendor, of Obligor's accounts payable and any book overdraft; (d) on a weekly basis, Inventory reports specifying Obligor's cost of its Inventory by category; (e) upon request, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with the Accounts and for Inventory and Equipment acquired by Obligor, purchase orders and invoices; (f) on a monthly basis, a calculation of the Dilution for the prior month; (g) on a daily basis, such information as Foothill shall reasonably request with respect to the daily amount of Collections received by Obligor in any lockbox or deposit account, domestic or foreign, sufficient to permit Foothill to calculate the 2 Business Days clearance or float charge thereon in accordance with the provisions of Section 2.8; and (h) such other reports as to the Collateral or the financial condition of Obligor as Foothill may reasonably request from time to time. Original sales invoices evidencing daily sales shall be mailed by Obligor to each Account Debtor and, at Foothill's direction after the occurrence and continuation of an Event of Default, the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill.

               6.3 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.

                      (a) Monthly Financials. As soon as available and in any event within 30 days after the end of each month other than a month which is the last month of a fiscal quarter or fiscal year, (i) a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such month; (ii) consolidated statements of income of Borrower and its Subsidiaries (including a breakdown of sales by product line) for such month and the period commencing on the first day of the fiscal year in which such month occurs and ending on the last day of such month; and (iii) consolidated statements of cash flows of Borrower and its Subsidiaries for the period commencing on the first day of the fiscal year in which such month occurs and ending on the last day of such month, setting forth in each case in comparative form the corresponding figures for the corresponding month or period of the preceding year, all in reasonable detail and duly certified by the chief financial officer of Borrower that, to the best of the knowledge of such chief financial officer, subject to year-end audit adjustments, the financial information contained therein fairly presents the financial condition of Borrower and its Subsidiaries.

                      (b) Quarterly Financials. As soon as available and in any event within 45 days after the end of each fiscal quarter of Borrower other than the last fiscal quarter of a fiscal year, (i) a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such quarter; (ii) consolidated statements of income of Borrower and its Subsidiaries (including a breakdown of sales by product line) for such quarter and the period commencing on the first day of the fiscal year in which such quarter occurs and ending on the last day of such quarter; and (iii) consolidated statements of cash flows of Borrower and its Subsidiaries for the period commencing on the first day of the fiscal year in which such quarter occurs and ending on the last day of such quarter, setting forth in the case of subclause (ii) above in comparative form, the corresponding figures for the corresponding quarter or period of the preceding fiscal year and the corresponding figures from the most recent business plan delivered to Foothill pursuant to Section 6.3(d) hereof and in the case of subclause (i) and
(iii) above in comparative form the corresponding figures from the most recent plan delivered to Foothill pursuant to Section 6.3(d) hereof, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that Borrower has taken and proposes to take with respect thereto and (ii) a completed compliance certificate, in substantially the form of Exhibit C-3 attached hereto, duly executed by the chief financial officer or chief executive officer of Borrower.

                      (c) Annual Financials. As soon as available and in any event within 90 days after the end of each fiscal year of Borrower, a copy of the annual audit report for such year for Borrower and its Subsidiaries, including therein a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion reasonably acceptable to Foothill of a nationally recognized public accounting firm, together with (i) a certificate of such accounting firm to Foothill stating that in the course of the regular audit of the business of Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof and (ii) a completed compliance certificate, in substantially the form of Exhibit C-3, duly executed by the chief financial officer or the chief executive officer of Borrower. In addition, Borrower shall furnish to Foothill, as soon as available and in any event no later than 45 days after the end of each fiscal year of Borrower, (A) a consolidated and a consolidating balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year, and (B) consolidated and consolidating statements of income (including a breakdown of sales by product line) and cash flows of Borrower and its Subsidiaries for such fiscal year, in each case so as to present Borrower and each related entity separately and on a consolidated basis, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of Borrower as having been prepared in accordance with GAAP.

                      Together with the above, Borrower shall also deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and all other filings made by Borrower with the Securities and Exchange Commission, if any, promptly after the sending or filing thereof, or any other information that is provided by Borrower to its public shareholders, and any other report reasonably requested by Foothill relating to the financial condition of Borrower.

                      (d) Annual Forecasts. As soon as available and in any event no later than 30 days after the end of each fiscal year of Borrower, Borrower's annual business plan and forecasts prepared by management of Borrower, in form reasonably satisfactory to Agent, of balance sheets, income statements (including a breakdown of sales by product line) and cash flow statements (it being understood that each such business plan and all such forecasts furnished to Foothill shall set forth information on a quarterly basis for the first fiscal year covered thereby and shall set forth information on an annual basis for each fiscal year thereafter until the Maturity Date).

               6.4 TAX RETURNS. Deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within 30 days of the filing thereof with the Internal Revenue Service.

               6.5 [INTENTIONALLY OMITTED.]

               6.6 RETURNS. Cause returns and allowances, if any, as between Obligor and any Account Debtors to be on the same basis and in accordance with the usual customary practices of Borrower. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Obligor, Obligor promptly shall determine the reason for such return and, if Obligor accepts such return, issue a credit memorandum (with a copy to be sent to Foothill upon request) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Obligor, Borrower promptly shall determine the reason for such return and, if Foothill consents (which consent shall not be unreasonably conditioned, withheld, or delayed), issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor.

               6.7 TITLE TO EQUIPMENT. Upon Foothill's reasonable request and subject to the terms and conditions of the Intercreditor Agreement, Obligor immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

               6.8 MAINTENANCE OF EQUIPMENT. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date, Obligor shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

               6.9 TAXES. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any Subsidiary of Borrower or any of their respective property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that such assessment or tax shall be the subject of a Permitted Protest. Borrower shall make or shall cause any affected Subsidiary to make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto, except to the extent that such tax, assessment or contribution shall be the subject of a Permitted Protest. Borrower shall make or shall cause any affected Subsidiary to make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A. (and any applicable Canadian equivalent thereof), state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower or any applicable Subsidiary has made such payments or deposits, except to the extent that such tax, assessment or contribution shall be the subject of a Permitted Protest.

               6.10 INSURANCE.

                      (a) At its expense, keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Obligor's ownership and use of the Collateral, as well as insurance under standard employee dishonesty bonds.

                      (b) At its expense, obtain and maintain (i) insurance of the type necessary to insure the improvements and chattels located on any of Obligors' premises against any loss by fire, lightning, windstorm, hail, explosion, aircraft, smoke damage, vehicle damage, earthquakes, elevator collision, and other risks from time to time included under "extended coverage" policies, in substantially the same amounts as those in effect in the insurance policies of Borrower in effect as of the Closing Date, but in any event in such amounts as Foothill may reasonably require as sufficient to prevent Obligor from becoming a co-insurer under such policies, (ii) combined single limit bodily injury and property damages insurance against any loss, liability, or damages on, about, or relating to any of Obligor's premises, in an amount of not less than $[1,000,000]; and (iii) insurance for substantially the same risks as those covered by the insurance policies of Borrower in effect as of the Closing Date.

                      (c) All such policies of insurance shall be in the form and in amounts substantially the same as the form and amounts of the insurance policies of Borrower in effect on the Closing Date, with such companies as are reasonably satisfactory to Foothill; provided, however, that such policies shall be maintained in such increased amounts as may be reasonably requested by Foothill from time to time after the Closing Date pursuant to the provisions of this Section and as may be required to provide insurance with respect to any increases in the aggregate amount of Inventory stored at Obligors' premises. All insurance required herein shall be written by companies which are authorized to do insurance business in the State of California. All hazard insurance and such other insurance as Foothill shall specify, shall contain a California Form 438BFU (NS) mortgagee endorsement, or an equivalent endorsement reasonably satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties. Every policy of insurance referred to in this
Section 6.10 shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Foothill and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower, any Subsidiary of Borrower, or Foothill which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding the occupancy or use of the insured premises for purposes more hazardous than permitted by the terms of such policy. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

                      (d) Original policies, certificates, or binders thereof satisfactory to Foothill evidencing such insurance shall be delivered to Foothill on the first day following the expiration of the existing or preceding policies. Borrower shall give Foothill prompt notice of any loss covered by such insurance, and after the occurrence of and during the continuation of an Event of Default, Foothill shall have the right to adjust any loss. After the occurrence of and during the continuation of an Event of Default, Foothill shall have the exclusive right to adjust all losses payable under any such insurance policies with respect to the Foothill Primary Collateral without any liability to Borrower whatsoever in respect of such adjustments. Any monies received by Obligor as payment for any loss under any insurance policy, including the insurance policies mentioned above, to the extent it pertains to the Foothill Primary Collateral, shall be paid over to Foothill to be applied to the prepayment of the Obligations without premium, (1) first, to repay Advances outstanding under Section 2.1, (2) second, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to Letters of Credit, and (3) thereafter, to be applied to the principal amount of Capital Expenditure Loans, but consistent with the terms of the Intercreditor Agreement, to the extent applicable; provided, however, that any monies received by Obligor as payment for any loss under any insurance policy, to the extent it pertains to the Foothill Primary Collateral consisting of Equipment, shall be paid over to Foothill to be applied to the prepayment of the Capital Expenditure Loans. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

                      (e) Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10, unless Foothill is included thereon as named insured with the loss payable to Foothill under a standard California 438BFU
(NS) Mortgagee endorsement, or its local equivalent. Borrower immediately shall notify Foothill whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies promptly shall be provided to Foothill.

               6.11 NO SETOFFS OR COUNTERCLAIMS. Make payments hereunder and under the other Loan Documents by or on behalf of Obligor without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

               6.12 LOCATION OF INVENTORY AND EQUIPMENT. Keep the Inventory, other than Inventory in amounts not in excess of $150,000 at any one location, and not in excess of $500,000 in the aggregate and that is not reported as Eligible Inventory, and all the material Equipment only at the locations identified on Schedule 6.12; provided, however, that Borrower may amend Schedule
6.12 so long as such amendment occurs by written notice to Foothill not less than 20 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a Collateral Access Agreement. Anything in the foregoing to the contrary notwithstanding, Borrower and its foreign subsidiaries may keep slow moving Inventory and other Inventory in locations not within the continental United States and Canada in an amount not to exceed $500,000 in the aggregate at any time, and not to exceed $150,000 at any time with respect to any such Inventory that is not slow moving Inventory.

               6.13 COMPLIANCE WITH LAWS. Comply in all material respects with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act (and any applicable Canadian equivalents of the foregoing), other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

               6.14 EMPLOYEE BENEFITS.

                      (a) ERISA Events. Promptly and in any event within 10 days after Borrower or any of its ERISA Affiliates knows or has reason to know that any ERISA Event with respect to Borrower or any of its ERISA Affiliates has occurred, a statement of the chief financial officer of Borrower describing such ERISA Event and the action, if any, that Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto.

                      (b) Plan Terminations. Promptly and in any event within five Business Days after receipt thereof by Borrower or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan of Borrower or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan.

                      (c) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan of Borrower or any of its ERISA Affiliates.

                      (d) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by Borrower or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of Borrower or any of its ERISA Affiliates, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by Borrower or any of its ERISA Affiliates in connection with any event described in clause (i) or (ii).

               6.15 LEASES. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails to comply with the foregoing, Foothill shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

               6.16 BROKERAGE COMMISSIONS. Pay any and all brokerage commission or finders fees incurred by in connection with or as a result of Borrower's obtaining financing from Foothill under this Agreement.

               6.17 COMPLIANCE WITH ENVIRONMENTAL LAWS.

                      (a) Comply, and cause all lessees and other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

                      (b) Promptly after the occurrence thereof, notice of any condition or occurrence on any property of Borrower that results in a material noncompliance by Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit or could (i) form the basis of an Environmental Action against Borrower or any of its Subsidiaries or such property that would have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

        7. NEGATIVE COVENANTS.

               Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following, and shall cause Canadian Guarantor not to do any of the following, without Foothill's prior written consent:

               7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                      (a) Indebtedness evidenced by the Loan Documents, together with Indebtedness to issuers of letters of credit that are the subject of L/C Guarantees;

                      (b) Indebtedness set forth in Schedule 7.1;

                      (c) unsecured Indebtedness incurred in the ordinary course of business for borrowed money, maturing within one year from the date incurred, and aggregating for Borrower and its Subsidiaries on a consolidated basis, not more than $1,000,000 at any one time outstanding;

                      (d) Subordinated Indebtedness;


                      (e) Indebtedness secured by Permitted Liens to the extent not set forth on Schedule 7.1; provided, however, that any Indebtedness secured by Permitted Liens described in clause (h) of the definition of Permitted Liens set forth in Section 1.1 shall not exceed the amounts set forth therein;

                      (f) unsecured Indebtedness incurred in the ordinary course of business for the deferred purchase price of property or services, maturing within one year from the date created, and aggregating for Borrower and its Subsidiaries on a consolidated basis, not more than $1,000,000 at any one time outstanding;

                      (g) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                      (h) Indebtedness incurred in connection with leases, agreements to lease, or capital leases having an original term of one year of more that would result in direct and contingent liabilities of Borrower and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $1,500,000 payable in any consecutive period of 12 months; and

                      (i) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) thorough (h) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Obligor, (ii) the Net Cash Proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness; provided, however, that Dep International, Ltd., a U.S. Virgin Islands corporation and a Subsidiary of Borrower, will not be permitted to create, incur, assume or suffer to exist any Indebtedness whatsoever.

               7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, or permit any of its Subsidiaries to create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(i) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness).

               7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its property or assets. Anything in the foregoing to the contrary notwithstanding,
(a) any Subsidiary of Borrower may merge into or consolidate with any other Subsidiary of Borrower, provided that, in the case of any such consolidation, the Person formed by such consolidation shall be a Subsidiary of Borrower, (b) any Subsidiary of Borrower may merge into Borrower, and (c) Borrower and/or one or more of its Subsidiaries may engage in any such transactions in order to effect a sale of all of the assets of such Subsidiary or Subsidiaries to the extent not otherwise prohibited by the Loan Documents; provided, however, that in each case, immediately after giving effect thereto, no Event of Default shall occur or be continuing, and in the case of any merger to which Borrower is a party, Borrower shall be the surviving entity.

               7.4 DISPOSAL OF ASSETS. Sell, lease, transfer, or otherwise dispose of any of Borrower's properties or assets other than sales of Inventory in the ordinary course of Borrower's business as currently conducted; provided, however, that Borrower may dispose of (a) Equipment in an amount not to exceed
(i) $1,000,000 in the aggregate in each fiscal year of Borrower and (ii) $2,000,000 in the aggregate during the term of this Agreement, and (b) assets of any type in an amount not to exceed (i) $5,000,000 in the aggregate in each fiscal year of Borrower and (c) $10,000,000 in the aggregate during the term of this Agreement.

               7.5 CHANGE NAME. Change Borrower's name, FEIN, corporate structure (within the meaning of Section 9402(7) of the Code), or identity, or add any new fictitious name unless notice is given to Foothill 20 days prior to the use of such new name, except as otherwise permitted under Section 7.3.

               7.6 [INTENTIONALLY OMITTED.]

               7.7 NATURE OF BUSINESS. (a) Make any change in the principal nature of Borrower's business, or (b) become the general partner in any general or limited partnership, or permit any Subsidiary to do so, other than any Subsidiary the sole assets of which consist of it interest in such partnership and other than thorough a special interest vehicle.

               7.8 PREPAYMENTS AND AMENDMENTS.

                      (a) Except in connection with (i) the regularly scheduled or required repayments or redemptions of Indebtedness permitted under Section 7.1(b) through (h) and to the extent such repayments or redemptions are otherwise permitted under the Intercreditor Agreement, any other intercreditor agreement, or any subordination agreement, as applicable, entered into in connection with such Indebtedness, and (ii) a refinancing permitted by Section 7.1(i), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

                      (b) Except (1) as otherwise permitted in connection with any refinancing under Section 7.1(i) or (2) in connection with an amendment that would amend or extend the terms of any such Indebtedness on terms and conditions substantially the same as those which would be permitted in connection with any refinancing otherwise permitted under Section 7.1(i), and to the extent permitted under the Intercreditor Agreement, any other intercreditor agreement, or any subordination agreement, as applicable, entered into in connection with such Indebtedness, directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b) through (i).

               7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

               7.10 CONSIGNMENTS. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale in excess of an amount not to exceed $150,000 in the aggregate in any fiscal year of any Obligor.

               7.11 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or other property, other than Stock) on, or purchase, acquire, redeem, or retire any of Borrower's Stock, of any class, whether now or hereafter outstanding (other than with the proceeds received from the issue of new shares of Borrower's Stock with equal or inferior voting powers, designations, preferences an rights to the shares of Borrower's stock purchased, acquired, redeemed or retired) provided that the restrictions contained in this
Section 7.11 shall not apply to any wholly owned Subsidiaries of Borrower.

               7.12 ACCOUNTING METHODS. Make or permit, or permit any of its Subsidiaries to make or permit, any change as to its fiscal year or in accounting policies or reporting practices, except as required by GAAP. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

               7.13 INVESTMENTS. Make or hold any Investment in any Person other than:

                      (a) (i) Investments by Borrower and its Subsidiaries in Guarantor, and Subsidiaries which have executed a continuing guaranty and a security agreement, each in favor of and in form and substance satisfactory to Foothill; (ii) Investments by Borrower and its Subsidiaries in other Subsidiaries of Borrower existing on the Closing Date; and (iii) Investments by Borrower and its Subsidiaries in other Subsidiaries of Borrower all the stock of which has been pledged to Foothill under the applicable security agreement in an aggregate amount from the Closing Date not to exceed $2,000,000;

                      (b) loans and advances to employees of Borrower and its Subsidiaries in the ordinary course of business as presently conducted in an aggregate amount not to exceed $200,000 at any one time outstanding;

                      (c) Investments by Borrower and its Subsidiaries in cash equivalents;

                      (d) Investments listed on Schedule 7.13; and

                      (e) other Investments in an aggregate amount invested not to exceed $2,000,000.

               7.14 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are upon fair and reasonable terms, that are disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

               7.15 SUSPENSION. Suspend or go out of a substantial portion of its business. For the purposes of this Section 7.15, "substantial portion" shall be defined as any portion of any Obligor's business constituting at least 10% of the gross revenues of such Obligor, as calculated on a four quarter trailing basis for such Obligor.

               7.16 [INTENTIONALLY OMITTED.]

               7.17 USE OF PROCEEDS. Use: (a) the proceeds of the Advances made hereunder for any purpose other than (i) on the Closing Date, (1) to repay in full or in part the outstanding principal, accrued interest, and accrued fees and expenses owing to the Term Lender Group, and (2) to pay transactional costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, and (ii) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes; and (b) the proceeds of the Capital Expenditure Loans made hereunder for any purpose other than to finance new Equipment in accordance with Section 2.4.

               7.18 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Foothill and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

               7.19 NO PROHIBITED TRANSACTIONS UNDER ERISA. Directly or indirectly:

                      (a) engage, or permit any Subsidiary of Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

                      (b) permit to exist with respect to any Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

                      (c) fail, or permit any Subsidiary of Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Plan;

                      (d) terminate, or permit any Subsidiary of Borrower to terminate, any Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

                      (e) fail, or permit any Subsidiary of Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

                      (f) fail, or permit any Subsidiary of Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

                      (g) amend, or permit any Subsidiary of Borrower to amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

                      (h) withdraw, or permit any Subsidiary of Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $100,000.

               7.20 FINANCIAL COVENANTS. Fail to maintain:

                      (a) Current Ratio. A ratio of Consolidated Current Assets divided by Consolidated Current Liabilities of at least 1.5: 1.0, measured on a fiscal quarter-end basis;

                      (b) Leverage Ratio. A ratio of Consolidated Total Liabilities divided by Consolidated Net Worth of not more than the ratio set forth in the table below:


   Fiscal Quarter Ending                                 Ratio
   ---------------------                                 -----
During 1997/1998 fiscal year                           30.0 to 1.0
During 1998/1999 fiscal year                           18.0 to 1.0
During 1999/2000 fiscal year                           13.0 to 1.0
During 2000/2001 fiscal year                            8.0 to 1.0
During 2001/2002 fiscal year                            5.0 to 1.0


                      (c) Fixed Charge Coverage Ratio. A ratio, for each period of four consecutive quarters set forth below, of (i) Consolidated EBITDA for such period, minus the sum of (1) cash Capital Expenditures during such period, and (2) consolidated cash income taxes paid (net of any cash income tax refunds received) by Borrower and its Subsidiaries during such period, to (ii) the sum of (1) interest payable on, and amortization of debt discount in respect of all Indebtedness of Borrower and its Subsidiaries during such period, and (2) principal amounts of all Funded Debt payable during such period of not less than the ratio set forth in the table below:

 Four Quarter Period Ending                              Ratio
 --------------------------                              -----
During 1997/1998 fiscal year                           0.95 to 1.0
During 1998/1999 fiscal year                           0.95 to 1.0
During 1999/2000 fiscal year                           0.90 to 1.0
During 2000/2001 fiscal year                           0.80 to 1.0
During 2001/2002 fiscal year                           0.85 to 1.0


                      (d) Capital Expenditures. Make, or permit any Subsidiary to make, Capital Expenditures in any consecutive 12 month period in excess of $1,500,000 plus an amount equal to the sum of (i) the Net Cash Proceeds of any asset dispositions which, in accordance with the provisions of Section 2.4(a) of the Term Loan Agreement, are utilized by Borrower or any Subsidiary of Borrower to effect a Capital Expenditure during such 12 consecutive month period, and
(ii) cash proceeds received from any litigation which, accordance with the provisions of Section 2.4(c) of the Term Loan Agreement, are utilized by Borrower or any Subsidiary of Borrower to effect a Capital Expenditure during such 12 consecutive month period.

                      (e) Calculation. In making calculations under this Section 7.20, Reorganization Expenses shall be excluded.


        8. EVENTS OF DEFAULT.

               Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

               8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations); provided, however, that in the case of Overadvances that are caused by the charging of interest, fees, or Foothill Expenses to Borrower's Loan Account, such event shall not constitute an Event of Default if, within 3 Business Days of incurring such Overadvance, Borrower repays, or otherwise eliminates, such Overadvance;

               8.2 If Borrower:

                      (a) fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 2.7 (Collection of Accounts), 6.10(a) and (b) (Insurance), 6.11 (No Setoffs or Counterclaims), 6.16 (Brokerage Commissions), 7.1 (Indebtedness), 7.2 (Liens),
7.3 (Restrictions on Fundamental Changes), 7.4 (Disposition of Assets), 7.5 (Change Name), 7.7 (Nature of Business), 7.8 (Prepayments and Amendments), 7.9 (Change of Control), 7.10 (Prepayments and Amendments), 7.11 (Distributions),
7.12 (Accounting Methods), 7.13 (Investments), 7.14 (Transactions with Affiliates), 7.15 (Suspension), 7.17 (Use of Proceeds), 7.18 (Change in Location of Chief Executive Office; Inventory and Equipment with Bailees), 7.19 (No Prohibited Transaction Under ERISA), or 7.20 (Financial Covenants) of this Agreement, or any makes any knowing or intentional breach of any negative covenant contained in any of the other Loan Documents;

                      (b) fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 4.2 (Negotiable Collateral), 4.4 (Delivery of Additional Documentation Required),
4.6 (Power of Attorney), 6.2 (Collateral Reporting), 6.3 (Financial Statements, Reports, Certificates), 6.4 (Tax Returns), 6.6 ( Returns), 6.7 (Title to Equipment), 6.9 (Taxes), 6.10(c), (d), and (e) (Insurance), 6.12 (Location of Inventory and Equipment), 6.13 (Compliance with Laws), 6.14 (Employee Benefits), or Section 6.17 (Compliance with Environmental Laws) of this Agreement and such failure continues for a period of 5 Business Days; or

                      (c) fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Section 8, in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 15 Business Days;

provided that, during any period of time that any such failure or neglect of Borrower referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default by virtue of the existence of a grace or cure period or the pre-condition of the giving of a notice, Foothill shall be relieved of its obligation to extend credit hereunder;

               8.3 If there is a Material Adverse Change;

               8.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person in connection with a claim of such person, in an amount, together with (a) the amount of all existing attachments, seizures, writs or distress warrants, levies, or possessions plus (b) the amount of all existing judgements or claims subject to the provisions of Section 8.9, is in excess of $1,000,000 in the aggregate (provided that Foothill may maintain reserves with respect to all such attachments, seizures, writs or distress warrants, levies, or possessions that affect any Collateral included in the Borrowing Base without regard to whether an Event of Default exists under this
Section 8.4);

               8.5 If an Insolvency Proceeding is commenced by Borrower;

               8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed or stayed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to extend credit hereunder;
(d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

               8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs for purposes of this Section 8.7, "material part" shall be defined as any part of Borrower and its Subsidiaries' business affairs constituting at least 10% of the gross revenues of Borrower and its Subsidiaries, as calculated on a trailing four quarter basis;

               8.8 (a) If any notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and such Lien, levy or assessment is not paid within 10 days after it is due, or (b) if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof, and (x) any such tax or debt is not paid within 10 days after it is due, or (y) any such Lien has not been cured within ten days after such Lien, levy or assessment has been filed or arises in each case which (i) represent claims in an aggregate amount of in excess of $1,000,000 and which have priority over the security interests of Foothill in the Collateral, or (ii) represent claims in an aggregate amount of in excess of $2,500,000 and which are junior to the security interests of Foothill in the Collateral (provided that Foothill may maintain reserves with respect to any such Liens that affect Collateral included in the Borrowing Base without regard to whether an Event of Default exists under this Section 8.8);

               8.9 If any judgment or other claim in an amount that, together with (a) the amount of all existing judgements or claims plus (b) the amount of all existing attachments, seizures, writs or distress warrants, levies, or possessions subject to the provisions of Section 8.4, is in excess of $1,000,000 in the aggregate, becomes a Lien or encumbrance upon any material portion of Borrower's properties or assets and such judgment or claim is not removed or released or stayed within 30 days of the entry of such judgment (provided that Foothill may maintain reserves with respect to any such Liens that affect Collateral included in the Borrowing Base without regard to whether an Event of Default exists under this Section 8.9);

               8.10 If there is a default in any material agreement to which Borrower is a party with one or more third Persons involving claims, Indebtedness, or other obligations in excess of $1,000,000, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right (after giving effect to any applicable grace or cure periods) by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

               8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

               8.12 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn; or

               8.13 If the material obligations of Canadian Guarantor under any Loan Document are limited or terminated by operation of law or by Canadian Guarantor, or Canadian Guarantor becomes the subject of an Insolvency Proceeding.

        9. FOOTHILL'S RIGHTS AND REMEDIES.

               9.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                      (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, immediately due and payable;

                      (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any of the Loan Documents;

                      (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral, and without affecting the Obligations;

                      (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's Loan Account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

                      (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

                      (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill at such reasonable locations as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to 90 days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

                      (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

                      (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;

                      (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any of the Collateral and, except as limited by any enforceable anti-assignment provisions in such licenses and franchise agreements, Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

                      (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

                      (k) Foothill shall give notice of the disposition of the Collateral as follows:

                           (1) Foothill shall give Borrower and each holder of a
security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                           (2) The notice shall be personally delivered or
mailed, postage prepaid, to Borrower as provided in Section 12, at least 5 days before the date fixed for the sale, or at least 5 days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                           (3) If the sale is to be a public sale, Foothill also
shall give notice of the time and place by publishing a notice one time at least 5 days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                      (l) Foothill may credit bid and purchase at any public sale; and

                      (m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

               9.2 REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

        10. TAXES AND EXPENSES.

               If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof;
(b) set up such reserves in Borrower's Loan Account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.10, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

        11. WAIVERS; INDEMNIFICATION.

               11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

               11.2 FOOTHILL'S LIABILITY FOR COLLATERAL. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or
(d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

               11.3 INDEMNIFICATION. Borrower shall pay, indemnify, defend, and hold Foothill, each Approved Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

        12. NOTICES.

               Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Foothill, as the case may be, at its address set forth below:

   If to Borrower:                DEP CORPORATION
                                  2101 East Via Arado
                                  Rancho Dominguez, California 90220
                                  Attn: Mr. Robert Berglass

                                        President and Chairman
                                     Fax No. 310.537.2524

   with copies to:                LATHAM & WATKINS
                                     633 West Fifth Street
                                     Suite 4000
                                     Los Angeles,
                                     California 90071-2007
                                     Attn: Glen B. Collyer, Esq.
                                     Fax No. 213.891.8763
   If to Foothill:                FOOTHILL CAPITAL CORPORATION
                                     11111 Santa Monica Boulevard
                                     Suite 1500
                                     Los Angeles, California 90025-3333
                                     Attn:  Business Finance Division Manager
                                     Fax No. 310.478.9788

   with copies to:                BROBECK, PHLEGER & HARRISON LLP

                                     550 South Hope Street

                                     Los Angeles, California 90071

                                     Attn:  Jeffrey S. Turner, Esq.
                                     Fax No. 213.745.3345

               The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted telefacsimile or other similar method set forth above.

        13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

               THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN AN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT THAT FOOTHILL REASONABLY DETERMINES NECESSARY OR APPROPRIATE IN ORDER FOR FOOTHILL TO FULLY ENFORCE ITS REMEDIES WITH RESPECT TO ANY PORTION OF THE COLLATERAL. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION
13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF BORROWER AND FOOTHILL REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

        14. DESTRUCTION OF BORROWER'S DOCUMENTS.

               All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill 4 months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

        15. GENERAL PROVISIONS.

               15.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

               15.2 SUCCESSORS AND ASSIGNS.

                      (a) This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations.

                      (b) (i) Prior to the occurrence and continuation of an Event of Default, with the prior written consent of Borrower Foothill may assign this Agreement and its rights and duties hereunder, and (ii) Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder; provided, however, any such consent shall not be unreasonably conditioned, withheld, or delayed by Borrower, and any such prohibited assignment shall be absolutely void. Anything in the foregoing to the contrary notwithstanding, upon the occurrence and continuation of an Event of Default Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower shall be required in connection with any such permitted assignment.

                      (c) In connection with any such assignment or participation by Foothill, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business; provided, however, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from Foothill.

                      (d) To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

                      (e) Anything contained herein to the contrary notwithstanding, (i) the consent of Borrower shall not be required for any assignment if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of Foothill or any Approved Participant, and (ii) Foothill, any Approved Participant, or any of their Affiliates may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR Section203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, however, that any successor to an Approved Participant shall not become an Approved Participant without the prior written consent of Borrower.

               15.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

               15.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

               15.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

               15.6 AMENDMENTS IN WRITING. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

               15.7 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

               15.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

               15.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

               15.10 CONFIDENTIALITY. Foothill shall not disclose any Confidential Information to any Person without the consent of Borrower, other than (a) to Foothill's Affiliates and its officers, directors, employees, agents and advisors and to actual or prospective assignees and participants, and then only on a confidential basis; (b) as required by any law, rule or regulation or judicial process; and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking. If Foothill is required by any law, rule or regulation or judicial process to disclose any Confidential Information, Foothill will promptly give notice to Borrower so that Borrower may seek a protective order or other appropriate remedy. If Borrower shall not obtain such protective order or other remedy, Foothill will endeavor to furnish only that portion of the Confidential Information which Foothill reasonably believes to be legally required.

               15.11 RELEASE AND TERMINATION.

                      (a) Upon any sale, lease, transfer or other disposition of any item of Collateral in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), Foothill will, at Borrower's request and expense, execute and deliver to Borrower such documents as Borrower shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing and Foothill shall not deem itself insecure, (ii) Borrower shall have delivered to Foothill, at least ten Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral, and, for dispositions in excess of $25,000 in value, the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form of release for execution by Foothill and a certification by Borrower to the effect that the transaction is in compliance with the Loan Documents, and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be paid in accordance with the provisions of this Agreement and the Term Loan Agreement.

                      (b) Upon the later of (i) the full and final payment in cash of the Obligations and the release of Foothill from any obligation to make any further loans or extend credit to or for the benefit of Borrower, and (ii) the Maturity Date, Foothill shall terminate the pledge, assignment and security interest granted hereby. In connection with any such termination, Foothill will, at Borrower's expense, execute and deliver to Borrower such documents as Borrower shall reasonably request to evidence such termination.


                 [Remainder of page intentionally left blank.]

                     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.


                                       DEP CORPORATION,
                                       a Delaware corporation


                                       By /s/ GRANT JOHNSON
                                         -----------------------------

                                       Title: Sr. Vice President
                                             -------------------------


                                       FOOTHILL CAPITAL CORPORATION,
                                       a California corporation


                                       By /s/ BRIAN DUFFY
                                         -----------------------------

                                       Title: AVP
                                             -------------------------

                               TABLE OF CONTENTS


                                                                                               Page(s)
                                                                                               -------
1. DEFINITIONS AND CONSTRUCTION ........................................................           1
        1.1 Definitions ................................................................           1
        1.2 Accounting Terms ...........................................................          24
        1.3 Code .......................................................................          24
        1.4 Construction ...............................................................          24
        1.5 Schedules and Exhibits .....................................................          25

2. LOAN AND TERMS OF PAYMENT ...........................................................          25
        2.1  Revolving Advances ........................................................          25
        2.2  Letters of Credit .........................................................          26
        2.3  [Intentionally Omitted.] ..................................................          29
        2.4  Capital Expenditure Line ..................................................          29
        2.5  Overadvances ..............................................................          30
        2.6  Interest and Letter of Credit Fees:  Rates, Payments, and Calculations.....          30
        2.7  Collection of Accounts ....................................................          32
        2.8  Crediting Payments; Application of Collections ............................          34
        2.9  Designated Account ........................................................          35
        2.10 Maintenance of Loan Account; Statements of Obligations ....................          35
        2.11 Fees ......................................................................          35
        2.12 Eurodollar Rate Loans .....................................................          36
        2.13 Illegality ................................................................          38
        2.14 Requirements of Law .......................................................          39
        2.15 Taxes .....................................................................          41
        2.16 Indemnity .................................................................          44

3. CONDITIONS; TERM OF AGREEMENT .......................................................          44
        3.1 Conditions Precedent to the Initial Advance, Letter of Credit,
            and the Initial Capital Expenditure Loan ...................................          44
        3.2 Conditions Precedent to all Advances, all Letters of Credit,
            and all Capital Expenditure Loans ..........................................          47
        3.3 Condition Subsequent .......................................................          47
        3.4 Term; Automatic Renewal ....................................................          48
        3.5 Effect of Termination ......................................................          48
        3.6 Early Termination by Borrower ..............................................          48
        3.7 Termination Upon Event of Default ..........................................          49

4. CREATION OF SECURITY INTEREST .......................................................          49
        4.1 Grant of Security Interest .................................................          49
        4.2 Negotiable Collateral ......................................................          49
        4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral                49

                                                                                               Page(s)
                                                                                               -------
        4.4 Delivery of Additional Documentation Required ..................................      49
        4.5 Power of Attorney ..............................................................      50
        4.6 Right to Inspect ...............................................................      50

5. REPRESENTATIONS AND WARRANTIES ..........................................................      51
        5.1 No Encumbrances ................................................................      51
        5.2 Eligible Accounts ..............................................................      51
        5.3 Eligible Inventory .............................................................      51
        5.4 Equipment ......................................................................      51
        5.5 Location of Inventory and Equipment ............................................      51
        5.6 Inventory Records ..............................................................      52
        5.7 Location of Chief Executive Office; FEIN .......................................      52
        5.8 Due Organization and Qualification; Subsidiaries ...............................      52
        5.9 Due Authorization; No Conflict .................................................      52
        5.10 Litigation ....................................................................      53
        5.11 No Material Adverse Change ....................................................      53
        5.12 Solvency ......................................................................      54
        5.13 Employee Benefits .............................................................      54
        5.14 Environmental Condition .......................................................      54
        5.15 Brokerage Fees ................................................................      55

6. AFFIRMATIVE COVENANTS ...................................................................      55
        6.1 Accounting System ..............................................................      55
        6.2 Collateral Reporting ...........................................................      55
        6.3 Financial Statements, Reports, Certificates ....................................      56
        6.4 Tax Returns ....................................................................      58
        6.5 [Intentionally Omitted.] .......................................................      58
        6.6 Returns ........................................................................      58
        6.7 Title to Equipment .............................................................      58
        6.8 Maintenance of Equipment .......................................................      58
        6.9 Taxes ..........................................................................      59
        6.10 Insurance .....................................................................      59
        6.11 No Setoffs or Counterclaims ...................................................      61
        6.12 Location of Inventory and Equipment ...........................................      61
        6.13 Compliance with Laws ..........................................................      61
        6.14 Employee Benefits .............................................................      61
        6.15 Leases ........................................................................      62
        6.16 Brokerage Commissions .........................................................      62

7. NEGATIVE COVENANTS ......................................................................      63
        7.1 Indebtedness ...................................................................      63
        7.2 Liens ..........................................................................      64
        7.3 Restrictions on Fundamental Changes ............................................      64
        7.4 Disposal of Assets .............................................................      65
        7.5 Change Name ....................................................................      65
        7.6 [Intentionally Omitted.] .......................................................      65
        7.7 Nature of Business .............................................................      65

                                                                                               Page(s)
                                                                                               -------
       7.8 Prepayments and Amendments ......................................................      65
       7.9 Change of Control ...............................................................      66
       7.10 Consignments ...................................................................      66
       7.11 Distributions ..................................................................      66
       7.12 Accounting Methods .............................................................      66
       7.13 Investments ....................................................................      66
       7.14 Transactions with Affiliates ...................................................      67
       7.15 Suspension .....................................................................      67
       7.16 [Intentionally Omitted.] .......................................................      67
       7.17 Use of Proceeds ................................................................      67
       7.18 Change in Location of Chief Executive Office;
            Inventory and Equipment with Bailees ...........................................      67
       7.19 No Prohibited Transactions Under ERISA .........................................      68
       7.20 Financial Covenants ............................................................      69

8. EVENTS OF DEFAULT .......................................................................      70

9. FOOTHILL'S RIGHTS AND REMEDIES ..........................................................      73
       9.1 Rights and Remedies .............................................................      73
       9.2 Remedies Cumulative .............................................................      76

10. TAXES AND EXPENSES .....................................................................      76

11. WAIVERS; INDEMNIFICATION ...............................................................      76
        11.1 Demand; Protest; etc ..........................................................      76
        11.2 Foothill's Liability for Collateral ...........................................      76
        11.3 Indemnification ...............................................................      77

12. NOTICES ................................................................................      77

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER .............................................      78

14. DESTRUCTION OF BORROWER'S DOCUMENTS ....................................................      79

15. GENERAL PROVISIONS .....................................................................      79
        15.1 Effectiveness .................................................................      79
        15.2 Successors and Assigns ........................................................      79
        15.3 Section Headings ..............................................................      80
        15.4 Interpretation ................................................................      80
        15.5 Severability of Provisions ....................................................      81
        15.6 Amendments in Writing .........................................................      81
        15.7 Counterparts; Telefacsimile Execution .........................................      81
        15.8 Revival and Reinstatement of Obligations ......................................      81
        15.9 Integration ...................................................................      81
        15.10 Confidentiality ..............................................................      81
        15.11 Release and Termination ......................................................      82
        .

                             SCHEDULES AND EXHIBITS


Schedule E-1                   Eligible Inventory Locations
Schedule P-1                   Permitted Liens
Schedule 5.8                   Subsidiaries
Schedule 5.10                  Litigation
Schedule 5.13                  ERISA Benefit Plans
Schedule 6.12                  Location of Inventory and Equipment
Schedule 7.1                   Permitted Indebtedness
Schedule 7.13                  Investments


Exhibit C-1                    Form of Canadian Security Agreement - General Security Agreement
Exhibit C-2                    Intentionally omitted
Exhibit C-3                    Form of Compliance Certificate
Exhibit C-4                    Form of Copyright Security Agreement
Exhibit C-5                    Form of Calculation of the Borrowing Base
Exhibit G-1                    Form of Guaranty
Exhibit I-1                    Form of Intercreditor Agreement
Exhibit L-1                    Form of License Agreement
Exhibit S-1                    Form of Stock Pledge Agreement
Exhibit T-1                    Form of Trademark Security Agreement